Exhibit 99.T3E.2

PART G Senior Unsecured Scheme
IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 1239 of 2015

IN THE MATTER OF TOWERGATE FINANCE PLC

and

IN THE MATTER OF THE COMPANIES ACT 2006

SENIOR UNSECURED SCHEME OF ARRANGEMENT
(under Part 26 of the Companies Act 2006)

between

TOWERGATE FINANCE PLC

and

THE SENIOR UNSECURED SCHEME CREDITORS
(as hereinafter defined)

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Ref L-230296

Table of Contents

Contents		Page

1	Definitions	2

2	Interpretation	20

3	Composite Restructuring Effective Date	21

4	SUN New Equity	21

5	Calculation and notification of entitlements, funding of Required SUN New Equity Funding Amount and other backstop commitments described in the Senior Secured Scheme	22

6	Composite Restructuring Steps	25

7	Grant of authority in favour of the Company to execute the Composite Restructuring Documents	29

8	Releases in connection with the Composite Restructuring	31

9	Provisions applicable to the Composite Restructuring	32

Appendix 1 A Shares Entitlement		41

Appendix 2 SUN New Equity Entitlement		42

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Between:

(1)	TOWERGATE FINANCE PLC (the “Company”); and

(2)	THE SENIOR UNSECURED SCHEME CREDITORS (as hereinafter defined).

Recitals

(A)	The Company was incorporated and registered in England and Wales as a public limited company on 8 April 2010 with the name Towergate Holdings III plc. It changed its name to Towergate Finance plc on 26 April 2010. The Company’s registered number is 07217267. The Company’s registered office is Towergate House, Eclipse Park, Sittingbourne Road, Maidstone, Kent, ME14 3EN, United Kingdom. As at 8 April 2014, the date of the Company’s last annual return filed at Companies House, the issued share capital of the Company was £715,488,973 divided into 715,488,973 ordinary shares with a nominal value of £1.

(B)	TopCo was incorporated and registered in Jersey as a par value private limited liability company on 4 February 2015 with the name TIG TopCo Limited and with a registered number of 117710 and is expected to be resident for tax purposes in the United Kingdom prior to the Composite Restructuring Effective Date. TopCo has an issued share capital of £100 represented by 100 ordinary shares having a par value of £0.01 each, each issued for £1 (comprising £0.01 nominal capital and £0.99 share premium). When (i) the TopCo Articles have been adopted and consequential changes to the Memorandum of Association of TopCo have been made, (ii) the original ordinary shares in TopCo issued to the initial subscribers on the incorporation of TopCo have been redeemed, and (iii) the various subscriptions referred to in this Senior Unsecured Scheme have been made, issued the share capital of TopCo will be up to 360,000,000 ordinary shares having a par value of £0.01 each, each issued for £1 each (comprising £0.01 nominal capital and £0.99 share premium).

(C)	MidCo was incorporated and registered in Jersey as a private limited company on 4 February 2015 with the name TIG MidCo Limited and with a registered number of 117711 and is expected to be resident for tax purposes in the United Kingdom prior to the Composite Restructuring Effective Date. MidCo has an issued share capital of £100 represented by 100 ordinary shares having a par value of £0.01 each, each issued for £1 (comprising £0.01 nominal capital and £0.99 share premium).

(D)	FinCo was incorporated and registered in England & Wales as a private limited liability company on 5 February 2015 with the name TIG Finco Limited and with a registered number of 9424525 and is resident for tax purposes in the United Kingdom. FinCo was incorporated with a share capital of £1 represented by 100 ordinary shares having a par value of £0.01 each. FinCo is expected to be re-registered as a public limited company prior to the Composite Restructuring Effective Date.

(E)	SunCo was incorporated and registered in Jersey as a limited company on 11 February 2015 with the name Sentry Holdings Limited and with a registered number of 117784 and is resident for tax purposes in the United Kingdom. SunCo was incorporated with a share capital of £10,000 represented by 10,000 ordinary shares having a par value of £1 each.

(F)	Following discussions between the Company, the Secured Ad Hoc Committee and the Unsecured Ad Hoc Committee, agreement was reached in respect of the terms of a financial restructuring and on 6 February 2015, Towergate Holdings II, the Company, TIL, the Original Obligors, the Original Participating Secured Creditors, the Original

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Participating Unsecured Creditors, the Secured Ad Hoc Committee, the Unsecured Ad Hoc Committee (each as defined in the Composite Lock-up Agreement) and the Calculation Agent entered into the Composite Lock-up Agreement with a view to the implementation of the Composite Restructuring.

(G)	On 6 February 2015, TIL entered into the Bridge Facility Agreement with, amongst others, the Original Lenders (as therein defined). As required under the terms of the Composite Lock-up Agreement, TIL utilised in full the £20,000,000 term loan provided under the Bridge Facility Agreement on 17 February 2015 in order to ensure that the Group has sufficient liquidity funding prior to implementation of the Composite Restructuring, at which point the loan made available under the Bridge Facility Agreement is to be repaid from the proceeds of the New SSSNs and/or the proceeds of the SUN New Equity.

(H)	SunCo, TopCo, MidCo, FinCo, TIL, the Information Agent, the RCF Agent and the Existing Security Agent shall agree, pursuant to the Companies Undertaking Deed, the RCF Agent Undertaking Deed, the Existing Security Agent Undertaking Deed and the Information Agent Undertaking Deed (as appropriate) to: (i) consent to this Senior Unsecured Scheme; (ii) be bound by this Senior Unsecured Scheme upon its sanctioning by the Court; and (iii) execute or procure to be executed all such documents, and to do or procure to be done all such acts and things, as may be necessary or desirable to be executed or done by them, as described in this Senior Unsecured Scheme.

1	Definitions

In this Senior Unsecured Scheme, the following terms shall, unless the context otherwise requires, have the following meanings:

“A Shares” means the class A ordinary shares in SunCo issued pursuant to this Senior Unsecured Scheme;

“A Shares Entitlement” means the number of A Shares to which a Senior Unsecured Scheme Creditor is entitled, as determined in accordance with Appendix 1 to this Senior Unsecured Scheme;

“Acceleration and Enforcement Letter” means the acceleration and enforcement letter in in the form agreed by the Majority Senior Secured Scheme Creditors, the RCF Agent and the Company before the date of the Senior Unsecured Scheme Sanction Hearing;

“Account Holder” means a holder of a Book Entry Interest;

“Account Holder Deed” means the account holder deed to be executed as a deed by a Senior Unsecured Scheme Creditor and signed by an Account Holder in substantially the form set out at appendix 3 to the Explanatory Statement with such minor or technical amendments as the Company may agree;

“Accrued Interest Account” means the escrow account established pursuant to the Escrow and Settlement Deed into which the Accrued Interest Amount will be deposited;

“Accrued Interest Amount” means £4,995,870.52 (being the aggregate amount of accrued outstanding interest in respect of the Existing Senior Secured Debt accruing up to (and including) the date falling 11 calendar days after the date of the Senior Secured Scheme Sanction Hearing less £20,020,000);

“Act” means the Companies Act 2006 (as amended);

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“Administration Appointment Documents” means the Form 2.6B sworn by the Existing Security Agent, Form 2.2B signed by each Prospective Administrator, statement of powers of joint administrators and any other documentation required to be executed by the Existing Security Agent and the Prospective Administrators to appoint the Prospective Administrators as the Administrators pursuant to paragraph 14(1) of Schedule B1 of the Insolvency Act 1986;

“Administrators” means one or more of the partners or directors of Deloitte LLP as the administrators appointed over the Company pursuant to the Administration Appointment Documents (any one of such administrators, an “Administrator”) for the purposes of facilitating the implementation of the Composite Restructuring;

“Advisers” means (as applicable):

(a)	N M Rothschild & Sons Limited, financial adviser to the Company;

(b)	Linklaters LLP, in its capacity as legal adviser to the Company;

(c)	Linklaters LLP, in its capacity as legal adviser to the Prospective Administrators or the Administrators;

(d)	Deloitte LLP, tax adviser to the Company;

(e)	Evercore Partners International LLP, financial adviser to the Company;

(f)	Grant Thornton UK LLP, financial adviser to the Company;

(g)	Moelis & Company UK LLP, financial adviser to the Secured Ad Hoc Committee;

(h)	Sullivan & Cromwell LLP and Carey Olsen, both as legal advisers to the Secured Ad Hoc Committee;

(i)	Houlihan Lokey (Europe) Limited, financial adviser to the Unsecured Ad Hoc Committee;

(j)	Ropes & Gray International LLP, Boies Schiller & Flexner LLP, Clifford Chance LLP, Taylor Wessing LLP and Mourant Ozannes, all as legal advisers to the Unsecured Ad Hoc Committee;

(k)	Hogan Lovells International LLP, legal adviser to the Existing Senior Unsecured Notes Trustee, the New Notes Trustee, the Escrow and Settlement Agent and the New Security Agent;

(l)	Ashurst LLP (as replaced by Proskauer Rose UK LLP), legal adviser to the Existing Security Agent and the RCF Agent;

(m)	D.F. King as the Information Agent; and

(n)	any of the foregoing’s partners, employees and affiliated partnerships and the partners and employees of such affiliated partnerships and their respective Subsidiaries and Holding Companies and any local counsel engaged;

“Affiliate” means, in respect of any person or entity:

(a)	a Subsidiary of that person or entity or a Holding Company of that person or entity or any other Subsidiary of such a Holding Company; and

(b)	any Affiliated Entities of any of the persons or entities referred to in paragraph (a) above;

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“Affiliated Entities” means (a) in relation to a fund (the “first fund”), (i) a fund which is managed or advised by the same investment manager or investment adviser as the first fund or (ii) if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Associate of the investment manager or investment adviser of the first fund or which is a co-investment vehicle under common control with the first fund; and (b) in relation to any other person, a fund which is managed or advised by such person or any of its Associates;

“Aggregate Senior Unsecured Scheme Creditor Principal Value” has the meaning given to it in Appendices 1 and 2 to this Senior Unsecured Scheme;

“Allowed Proceedings” means any action by a Senior Unsecured Scheme Creditor to enforce its rights under this Senior Unsecured Scheme, the Composite Lock-up Agreement or a Composite Restructuring Document where the Company or any of its Affiliates or another Senior Unsecured Scheme Creditor fails to perform its obligations under this Senior Unsecured Scheme, the Composite Lock-up Agreement or a Composite Restructuring Document or fails to effect the Composite Restructuring, excluding, for the avoidance of doubt, any Proceedings brought against any or all of the Prospective Administrators or Administrators or Deloitte LLP (or its partners, directors, members or employees in connection with their role as administrators, prospective administrators, liquidators or other insolvency official of the Company) in relation to their actions and role in the Composite Restructuring;

“Applicable Procedures” means, with respect to any transfer, release, waiver and/or cancellation of beneficial interests in any Global Note, the rules and procedures of the relevant Clearing System that apply to such transfer, release, waiver and/or cancellation;

“Associate” means, in relation to any person other than the Company, a Subsidiary undertaking of that person or a Holding Company of that person or any other Subsidiary undertaking of that Holding Company, and, in relation to the Company, a Subsidiary undertaking of the Company;

“B Preference Share Percentage” has the meaning given to it in Appendix 2 to this Senior Unsecured Scheme;

“B Preference Share Pro Rata Entitlement” has the meaning given to it in Appendix 2 to this Senior Unsecured Scheme;

“B Preference Shares” means the 200,000,000 B preference shares in SunCo with a PIK coupon of 15 per cent. per annum (with attached Penny Warrants), which are senior in rank to the A Shares in terms of priority of distributions;

“Board” means the board of Directors of the Company;

“Book Entry Interest” means, in relation to the Existing Senior Unsecured Notes, a beneficial interest in a Global Note held through and shown on, and transferred only through, records maintained in book entry form by the Clearing Systems and their respective nominees and successors, acting through themselves or the Existing Senior Unsecured Notes Common Depositary;

“Bridge Facility Agreement” means the £20,000,000 term loan facility agreement dated 6 February 2015 between TIL, the Original Lenders (as defined therein) and Elavon Financial Services Limited as agent;

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“Bridge Loan Repayment Amount” means the amount of the outstanding Utilisations (as defined in the Bridge Facility Agreement), together with accrued interest, and all other amounts accrued under the Finance Documents (as defined in the Bridge Facility Agreement) from time to time;

“Business Day” means a day on which banks are open for business in London (excluding, for the avoidance of doubt, Saturdays, Sundays and public holidays);

“Calculation Agent” has the meaning given to that term in the Composite Lock-up Agreement;

“Chapter 15 Order” means an order of the U.S. Bankruptcy Court for the recognition of this Senior Unsecured Scheme as a “foreign main proceeding” under Chapter 15 of the U.S. Bankruptcy Code and enforcement of this Senior Unsecured Scheme in the United States;

“Clearing Systems” means either or both of Euroclear and Clearstream, Luxembourg and each of their respective nominees and successors, acting through itself, the Existing Senior Unsecured Notes Common Depositary or the New Common Depositary and any other system designed for similar or analogous purposes, as appropriate;

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme;

“Companies Undertaking Deed” means an undertaking from SunCo, TopCo, MidCo, FinCo and TIL to the Company in a form to be agreed by the Company, SunCo, TopCo, MidCo, FinCo and TIL on or before the date of the Senior Unsecured Scheme Sanction Hearing pursuant to which each of SunCo, TopCo, MidCo, FinCo and TIL agrees to execute or procure to be executed all such documents, and to do or procure to be done all such acts and things as may be necessary or desirable to be done by it as described in this Senior Unsecured Scheme and to be bound by and perform the terms of this Senior Unsecured Scheme;

“Composite Deed of Release” means a deed of release between Towergate Holdings II, the Company, the Released Parties (as therein defined) and the Existing Security Agent pursuant to which the Existing Security Agent releases the Existing Intra Group Lender and Subordinated Creditor Liabilities, the Existing Other Liabilities, the Existing Transaction Security and the Guarantee Liabilities (as applicable);

“Composite Lock-up Agreement” means the lock-up and restructuring agreement dated 6 February 2015 entered into by Towergate Holdings II, the Company, TIL, the Original Obligors (as defined therein), the Secured Ad Hoc Committee, the Unsecured Ad Hoc Committee, the Original Participating Secured Creditors (as therein defined), the Original Participating Unsecured Noteholders (as defined therein) and the Calculation Agent (as amended, supplemented, and/or replaced from time to time);

“Composite Restructuring” means the financial, debt and corporate restructuring of the Group contemplated by this Senior Unsecured Scheme, the Composite Restructuring Documents, the Composite Restructuring Steps and the Explanatory Statement and any and all connected compromises and/or agreements with persons that are not parties to this Senior Unsecured Scheme;

“Composite Restructuring Conditions” means:

(a)	the occurrence of the Scheme Effective Date;

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(b)	SunCo having adopted the SunCo Articles;

(c)	the satisfaction or waiver of all conditions precedent to each Composite Restructuring Document (other than the occurrence of the Composite Restructuring Conditions Satisfaction Time and/or the Composite Restructuring Effective Date);

(d)	the Escrow and Settlement Agent notifying the Company and the Information Agent in writing that:

(i)	the aggregate of the balance deposited in the SSSNs Escrow Account and the SSSNs Escrow Exception Confirmed Amount totals £72,000,000;

(ii)	the aggregate of the balance deposited in the SSRI Escrow Account and the SSRI Escrow Exception Confirmed Amount totals £9,677,419;

(iii)	the aggregate of the balance deposited in the SUN New Equity Escrow Account and the SUN New Equity Escrow Exception Confirmed Amount, totals £290,322,581; and

(iv)	the aggregate of the balance deposited in the Accrued Interest Account totals the Accrued Interest Amount;

(e)	any approval required by the FCA in connection with any change to the controllers or approved persons in relation to TIL and any of its regulated Subsidiaries and Holding Companies (including, without limitation, direct or indirect shareholders, other security holders, directors or executive managers) that is required, assuming the Composite Restructuring is consummated;

(f)	this Senior Unsecured Scheme not having been terminated pursuant to Clause 9.9;

(g)	the Senior Secured Scheme Effective Date having occurred; and

(h)	the Senior Unsecured Termination Date not having occurred;

“Composite Restructuring Conditions Satisfaction Time” means the time on which the Company (acting reasonably and in good faith) confirms to the Senior Unsecured Scheme Creditors that all of the Composite Restructuring Conditions have been satisfied or waived (as applicable) in accordance with Clause 9.23;

“Composite Restructuring Documents” means:

(a)	the New SSSNs Indenture;

(b)	the New Senior Secured Notes Indenture;

(c)	the Account Holder Deeds;

(d)	the Composite Deed of Release;

(e)	the New Intercreditor Agreement;

(f)	the Escrow and Settlement Deed;

(g)	the Companies Undertaking Deed;

(h)	the RCF Agent Undertaking Deed;

(i)	the Existing Security Agent Undertaking Deed;

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(j)	the Information Agent Undertaking Deed;

(k)	the TopCo Shareholders’ Agreement;

(l)	the SunCo Shareholders’ Agreement;

(m)	the Intercompany Loan Rationalisation Agreement;

(n)	the Subscription and Transfer Deed;

(o)	the Composite Restructuring Security Documents;

(p)	the Acceleration and Enforcement Letter; and

(q)	any documents that the Company considers necessary to give effect to the Composite Restructuring;

“Composite Restructuring Effective Date” means, subject to Clause 6.5.3, the date of completion of the last Composite Restructuring Step (as set out in Clause 6.6.20);

“Composite Restructuring Security Documents” means:

(a)	the deed of assignment between MidCo and the New Security Agent;

(b)	the debenture between FinCo, TIL, certain Subsidiaries of TIL and the New Security Agent; and

(c)	the share charge agreement between MidCo and the New Security Agent,

in each case, in a form to be agreed between the Company, the Majority Senior Secured Scheme Creditors and the New Security Agent (and in consultation with the Unsecured Ad Hoc Committee) before the date of the Senior Unsecured Scheme Sanction Hearing;

“Composite Restructuring Steps” means the steps, transaction or action set out in Clause 6 of this Senior Unsecured Scheme;

“Composite Restructuring TopCo Share Capital” means the share capital of TopCo immediately following completion of the Composite Restructuring Steps;

“Court” means the High Court of Justice of England and Wales;

“Court Order” means the order of the Court sanctioning this Senior Unsecured Scheme under section 899 of the Act;

“Crestbridge” means Crestbridge Limited and its associated companies;

“Director” or “Former Director” means any person who is, or was, or is deemed to be, at any time a director/manager/officer (or equivalent) of Towergate Partnershipco Limited or any Subsidiary of Towergate Partnershipco Limited immediately prior to the Composite Restructuring Effective Date, including, for the avoidance of doubt, the Company and each of the Original Obligors (as defined in the Composite Lock-up Agreement), in their capacity as such;

“Director Deed of Release” means a deed of release in the form agreed by the Majority Senior Secured Scheme Creditors, the Majority Senior Unsecured Scheme Creditors and the Company before the date of the Senior Unsecured Scheme Sanction Hearing and to be executed by a Director or a Former Director pursuant to which such person irrevocably agrees to grant the releases to the Composite Restructuring Released Parties, such releases to become effective on the Composite Restructuring Effective Date;

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“Eligible Person” means a person who:

(a)	is either:

(i)	both (x) (unless otherwise approved by FinCo) a “qualified institutional buyer”, as defined in Rule 144A under the Securities Act and (y) an institutional “accredited investor” (within the meaning of clauses (1), (2), (3), (7) or (8) of clause (a) of Rule 501 of Regulation D under the Securities Act); or

(ii)	is not in the United States and is not, and is not acting for the benefit or account of, “U.S. persons” (as defined in Regulation S under the Securities Act);

(b)	if it or any person for whom it is acting is located or resident in any Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), is a “qualified investor” as defined in the Prospectus Directive and is acting for its own account, or, if it is acting as agent, either each principal it is acting for is a qualified investor or it has full discretion to make investment decisions in relation to the offer. For the purposes of this representation, warranty and undertaking, “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State;

(c)	is acting for its own account, or the accounts of one or more persons each of whom is otherwise an Eligible Person within the meaning of paragraphs (a) and (b) above with respect to which it exercises sole investment discretion;

(d)	is acquiring the securities described herein for investment purposes and not with any intention to resell, distribute, or otherwise dispose of or fractionalise such securities, in whole or in part; and

(e)	has provided the relevant KYC Information to the Information Agent;

“Escrow and Settlement Agent” means The Bank of New York Mellon, London Branch in its capacity as the “Escrow and Settlement Agent” under the Escrow and Settlement Deed;

“Escrow and Settlement Deed” means an escrow and settlement deed in the form agreed between the Company, the Majority Senior Secured Scheme Creditors, the Majority Senior Unsecured Scheme Creditors and the Escrow and Settlement Agent on or before 13 March 2015;

“Euroclear” means Euroclear Bank, S.A./N.V.;

“Excess Accrued Interest Amount” has the meaning given to that term in Clause 6.6.17;

“Excess Required SSSNs Funding Amount” means the amount that equals the sum of £72,000,000 less (i) the Restructuring Costs Amount and (ii) the Bridge Loan Repayment Amount;

“Excluded Persons” has the meaning given to it in Clause 9.18;

“Existing FRN Holder” means a beneficial holder of an Existing FRN;

“Existing FRNs” means the £396,000,000 floating rate senior secured notes due 2018, issued by the Company and governed by the Existing FRNs Indenture (ISINs: XS0926795609 and XS0926796755);

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“Existing FRNs Excess Accrued Interest Amount” means the aggregate amount of accrued outstanding interest in respect of the Existing FRNs up to (and including) the Composite Restructuring Effective Date less £7,983,651.79;

“Existing FRNs Indenture” means the indenture relating to the Existing FRNs, dated 10 May 2013 between, amongst others, the Company and the Existing Senior Secured Notes Trustee (as subsequently amended, restated and supplemented from time to time);

“Existing Intercreditor Agreement” means the intercreditor agreement originally dated 4 February 2011 between, among others, the Existing Senior Secured Notes Trustee, the Existing Security Agent and the Company (as amended and restated on 10 May 2013 and as further amended, restated and supplemented from time to time);

“Existing Intra Group Lender and Subordinated Creditor Liabilities” means all claims (if any) of an Intra Group Lender and a Subordinated Creditor or a Debtor (as such terms are defined in clause 1 (Definitions) of the Existing Intercreditor Agreement) against a Debtor whose share capital is to be disposed of (pursuant to the Composite Restructuring) or against any Subsidiary of that Debtor as such claims are contemplated in clause 13.2(a) (Distressed Disposals) of the Existing Intercreditor Agreement;

“Existing Other Liabilities” means the “Other Liabilities” as defined in clause 1.1 (Definitions) of the Existing Intercreditor Agreement;

“Existing Security Agent” means GLAS Trust Corporation Limited in its capacity as “Security Agent” under the Existing Senior Secured Notes Indentures, the Existing Intercreditor Agreement and the RCF;

“Existing Security Agent Undertaking Deed” means the deed of undertaking entered into or to be entered into by the Existing Security Agent pursuant to which the Existing Security Agent agrees to execute or procure to be executed all such documents, and to do or procure to be done all such acts and things as may be necessary or desirable to be done by it for the purposes of giving effect to the Senior Secured Scheme and to be bound by and perform the terms of the Senior Secured Scheme;

“Existing Senior Secured Debt” means the Existing Senior Secured Notes and the RCF;

“Existing Senior Secured Finance Documents” means the Existing Senior Secured Notes Indentures, the RCF, the Existing Intercreditor Agreement and the Existing Senior Secured Security Documents;

“Existing Senior Secured Noteholders” means the Existing FRN Holders and the Existing SSN Holders;

“Existing Senior Secured Notes” means the Existing FRNs and the Existing SSNs;

“Existing Senior Secured Notes Common Depositary” means a depositary common to Euroclear and Clearstream, Luxembourg, being initially The Bank of New York Mellon, London Branch, until a successor common depositary, if any, shall have become such pursuant to the Existing Senior Secured Notes Indentures, and thereafter “Existing Senior Secured Notes Common Depositary” shall mean or include each person who is then a common depositary under the Existing Senior Secured Notes Indentures;

“Existing Senior Secured Notes Indentures” means the Existing FRNs Indenture and the Existing SSNs Indenture;

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“Existing Senior Secured Notes Trustee” means The Bank of New York Mellon, London Branch in its capacity as “Trustee” under the Existing Senior Secured Notes Indentures;

“Existing Senior Secured Security Documents” means:

(a)	the debenture dated 11 February 2011 and entered into between, amongst others, the Company and Lloyds Bank plc, as the former Existing Security Agent;

(b)	the debenture dated 27 June 2012 and entered into between, amongst others, the Company and Lloyds Bank plc, as the former Existing Security Agent;

(c)	the debenture dated 10 May 2013 and entered into between, amongst others, the Company and Lloyds Bank plc, as the former Existing Security Agent; and

(d)	the “Security Documents” as defined in the Existing Intercreditor Agreement;

“Existing Senior Unsecured Noteholder” means a beneficial holder of an Existing Senior Unsecured Note;

“Existing Senior Unsecured Notes” means the £304,593,000 10.5 per cent. senior notes due 2019, issued by the Company and governed by the Existing Senior Unsecured Notes Indenture (ISINs: XS0508768610 and XS0508768701);

“Existing Senior Unsecured Notes Common Depositary” means a depositary common to Euroclear and Clearstream, Luxembourg, pursuant to the Existing Senior Unsecured Notes Indenture being currently The Bank of New York Mellon, London Branch;

“Existing Senior Unsecured Notes Indenture” means the indenture relating to the Existing Senior Unsecured Notes, dated 11 February 2011 between, amongst others, the Company and the Existing Senior Unsecured Notes Trustee (as subsequently amended, restated and supplemented from time to time);

“Existing Senior Unsecured Notes Trustee” means Wilmington Savings Fund Society, FSB in its capacity as “Trustee” under the Existing Senior Unsecured Notes Indenture;

“Existing SSN Holder” means a beneficial holder of an Existing SSN;

“Existing SSNs” means the £233,980,000 8.5 per cent. senior secured notes due 2018, issued by the Company and governed by the Existing SSNs Indenture (ISINs: XS0508768297 and XS0508768370);

“Existing SSNs Excess Accrued Interest Amount” means the aggregate amount of accrued outstanding interest in respect of the Existing SSNs up to (and including) the Composite Restructuring Effective Date less £10,865,641.23;

“Existing SSNs Indenture” means the indenture relating to the Existing SSNs, dated 11 February 2011 between, amongst others, the Company and the Existing Senior Secured Notes Trustee (as subsequently amended, restated and supplemented from time to time);

“Existing Transaction Security” means the security granted in favour of the Existing Security Agent on behalf of the Senior Secured Scheme Creditors in respect of and in connection with the Existing Senior Secured Finance Documents prior to the Composite Restructuring Effective Date;

“Explanatory Statement” means the explanatory statement to this Senior Unsecured Scheme dated on or around 6 March 2015 required to be provided to the Senior Unsecured Scheme Creditors pursuant to section 897 of the Act;

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“FCA” means the Financial Conduct Authority of the United Kingdom;

“FinCo” means TIG Finco Limited, a company incorporated and registered in England and Wales as a private limited company, whose registered number is 09424525 and whose registered office is 45 Ludgate Hill, London, EC4M 7JU, United Kingdom;

“GLAS” means GLAS Nominees Limited, a limited liability company incorporated in England and Wales with registered number 08466032 with registered address at 45 Ludgate Hill, London, EC4M 7JU;

“Global Note Legend” means the legend set forth in Schedule 1 of the Existing Senior Unsecured Notes Indenture, which is required to be placed on all Global Notes issued under the Existing Senior Unsecured Notes Indenture;

“Global Notes” means, individually and collectively, the global notes deposited with or on behalf of and registered in the name of the Existing Senior Unsecured Notes Common Depositary or its nominee, in substantially the form of Exhibit A of the Existing Senior Unsecured Notes Indenture and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with section 2.01 of the Existing Senior Unsecured Notes Indenture;

“Group” means Towergate Holdings II and its Subsidiaries;

“Guarantee Liabilities” means the “Guarantee Liabilities” as defined in clause 1.1 (Definitions) of the Existing Intercreditor Agreement;

“Holding Company” means, in relation to a person or entity, any other person or entity in respect of which it is a Subsidiary;

“Holding Period” means the period of six months following the Composite Restructuring Effective Date;

“Information Agent” or “D.F. King” means Link DFK Limited, a company incorporated in England and Wales as a private limited company, whose registered number is 09288591 and whose registered office is at 85 Gresham Street, London, EC2V 7NQ, United Kingdom;

“Information Agent Undertaking Deed” means the deed of undertaking entered into or to be entered into by the Information Agent pursuant to which the Information Agent agrees to execute or procure to be executed all such documents, and to do or procure to be done all such acts and things as may be necessary or desirable to be done for the purposes of giving effect to this Senior Unsecured Scheme and the Senior Secured Scheme and to be bound by and perform the terms of this Senior Unsecured Scheme and the Senior Secured Scheme;

“Intercompany Loan Rationalisation Agreement” means the intercompany loan rationalisation agreement between the Company and certain members of the Group and their direct and indirect Holding Companies in a form to be agreed between the Company and the Majority Senior Secured Scheme Creditors before the date of the Senior Unsecured Scheme Sanction Hearing;

“KYC Information” means all “know your client” information and/or documentation required by the Escrow and Settlement Agent, Mourant Ozannes, Crestbridge and/or the Senior Unsecured Holding Period Trustee (as applicable) from any Senior Unsecured Scheme Creditor, its Nominated Recipient(s) and/or its Nominated Participant(s) in

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connection with the A Shares Entitlement and/or the SUN New Equity Entitlement (as applicable), in each case as detailed or as referred to in the Account Holder Deed;

“Liability” means any debt, liability or obligation whatsoever whether it is present, future, prospective or contingent, whether or not its amount is fixed or undetermined, whether or not it involves the payment of money or the performance of an act or obligation and whether it arises at common law, in equity or by statute, in England and Wales or in any other jurisdiction, or in any other manner whatsoever, including, but not limited to, “Liabilities” (as defined in the Existing Intercreditor Agreement), and “Liabilities” shall be construed accordingly;

“Longstop Date” means 28 April 2015, unless prior to that date Participating Secured Noteholders (as defined in the Composite Lock-up Agreement) holding in aggregate more than 90 per cent. of the aggregate principal amount of the Locked-up Secured Notes (as defined in the Composite Lock-up Agreement) have agreed to extend that date to a later date falling on or prior to 28 May 2015, in which case that later date shall be the Longstop Date;

“Majority Senior Secured Scheme Creditors” means Senior Secured Scheme Creditors holding in aggregate more than 50 per cent. of the aggregate principal amount of the Existing Senior Secured Debt at the relevant time;

“Majority Senior Unsecured Scheme Creditors” means Senior Unsecured Scheme Creditors holding in aggregate more than 50 per cent. of the aggregate principal amount of the Existing Senior Unsecured Notes at the relevant time;

“Member State” means any member state of the European Union;

“MidCo” means TIG MidCo Limited, a company incorporated and registered in Jersey as a private limited company, whose registered number is 117711 and whose registered office is 47 Esplanade, St Helier, Jersey, JE1 0BD;

“New Common Depositary” means a depositary common to Euroclear and Clearstream, Luxembourg, being initially The Bank of New York Mellon, London Branch, until a successor common depositary, if any, shall have become such pursuant to the New SSSNs Indenture and/or the New Senior Secured Notes Indenture and thereafter “New Common Depositary” shall mean or include each person who is then a common depositary under the New SSSNs Indenture and/or the New Senior Secured Notes Indenture;

“New Intercreditor Agreement” means the “Intercreditor Agreement” in substantially the form attached at appendix 9 to the Senior Secured Scheme Explanatory Statement;

“New Notes Trustee” means in connection with the Composite Restructuring, The Bank of New York Mellon, London Branch in its capacity as the “Trustee” under the New SSSNs Indenture and the New Senior Secured Notes Indenture;

“New Security Agent” means The Bank of New York Mellon, London Branch in its capacity as “Security Agent” under the New SSSNs Indenture, the New Senior Secured Notes Indenture and the New Intercreditor Agreement;

“New Senior Secured Notes” means the £425,000,000 8.75 per cent. senior secured notes due 2020 to be issued by FinCo and governed by the New Senior Secured Notes Indenture;

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“New Senior Secured Notes Indenture” means the indenture in substantially the form attached at part A of appendix 7 to the Senior Secured Scheme Explanatory Statement;

“New SSSNs” means the £75,000,000 floating rate super senior secured notes due 2020 to be issued by FinCo and governed by the New SSSNs Indenture;

“New SSSNs Backstop Subscribers” means the Senior Secured Scheme Creditors that have entered into the New SSSNs Subscription Agreement or have agreed to underwrite the New SSSNs;

“New SSSNs Indenture” means the indenture relating to the New SSSNs in substantially the form attached at part A of appendix 6 to the Senior Secured Scheme Explanatory Statement;

“New SSSNs Subscriber” means a Senior Secured Scheme Creditor that wishes to subscribe for, or elect for Nominated Participant(s) to subscribe for New SSSNs on the Composite Restructuring Effective Date;

“New SSSNs Subscription Agreement” means the subscription agreement dated 30 January 2015 entered into by the New SSSNs Backstop Subscribers (as amended from time to time);

“Nominated Participant” means a person (or persons) nominated by a Senior Unsecured Scheme Creditor in writing to the Company using the Account Holder Deed to subscribe on their behalf for the SUN New Equity and receive such Senior Unsecured Scheme Creditor’s SUN New Equity Entitlement, provided that such person is an Eligible Person;

“Nominated Recipient” means a person (or persons) nominated by a Senior Unsecured Scheme Creditor in writing to the Company using the Account Holder Deed to subscribe for or receive on their behalf its proportion of the A Shares pursuant to the A Shares Entitlement, provided that such person is an Eligible Person;

“Penny Warrants” means penny warrants to subscribe for A Shares equal to 20 per cent. of the aggregate number of A Shares post-exercise of the warrants (on a fully diluted basis);

“Principal Value” has the meaning given to it in Appendices 1 and 2 to this Senior Unsecured Scheme;

“Proceedings” means any process, action or other legal proceedings (including, without limitation, any demand, arbitration, alternative dispute resolution, judicial review, adjudication, execution, seizure, distraint, forfeiture, re-entry, lien, enforcement of judgment or enforcement of any security), whether arising in connection with the Composite Restructuring or otherwise;

“Prohibited Proceedings” means any Proceedings which are not Allowed Proceedings;

“Prospective Administrators” means one or more partners or directors of Deloitte LLP;

“RCF” means the revolving credit facility of up to £85,000,000 made available to the Company under a revolving credit facility agreement dated 9 May 2013 between the Company and the RCF Lenders;

“RCF Agent” means “Agent”, as defined in the RCF;

“RCF Agent Undertaking Deed” means the deed of undertaking entered into or to be entered into by the RCF Agent pursuant to which the RCF Agent agrees to execute or

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procure to be executed all such documents, and to do or procure to be done all such acts and things as may be necessary or desirable to be done by it for the purposes of giving effect to the Senior Secured Scheme and to be bound by and perform the terms of the Senior Secured Scheme;

“RCF Excess Accrued Interest Amount” means the aggregate amount of outstanding accrued interest in respect of the RCF up to (and including) the Composite Restructuring Effective Date less £1,170,706.98;

“RCF Lender” means a “Lender”, as defined in the RCF;

“Record Date” means 20 March 2015;

“Registrar of Companies” means the registrar of companies within the meaning of the Act;

“Regulated SUN New Equity Subscriber” means a SUN New Equity Subscriber or its Nominated Participant(s), or a SUN New Equity Backstop Subscriber or its Nominated Participant(s) that is prohibited by applicable law, regulation or its constitutional documents from depositing funds in respect of its SUN New Equity Subscription Commitment or the amount allocated to it in a Second SSRI Funding Notice (as applicable) into the SUN New Equity Escrow Account;

“Regulated SUN New Equity Subscriber Certificate” has the meaning given to it in Clause 5.3;

“Required SSRI Funding Amount” means the sum of £9,677,419;

“Required SUN New Equity Funding Amount” means the sum of £290,322,581;

“Restructured Group” means TopCo and each of its Subsidiaries;

“Restructuring Costs Amount” means the aggregate amount of all outstanding fees, costs and expenses of all the Advisers, members of the Secured Ad Hoc Committee, members of the Unsecured Ad Hoc Committee, the RCF Agent, the Existing Security Agent, the Existing Senior Secured Notes Trustee, the Prospective Administrators and the Administrators, the New Notes Trustee, the New Security Agent and the Escrow and Settlement Agent from time to time and in each case in the amount agreed by the Company (acting reasonably and in good faith) before the Composite Restructuring Effective Date;

“Retained Company Deed of Release” means a deed of release in the form agreed by the Majority Senior Secured Scheme Creditors, the Majority Senior Unsecured Scheme Creditors and the Company before the date of the Senior Unsecured Scheme Sanction Hearing and to be executed by Towergate Partnershipco Limited and/or Towergate Partnership Limited pursuant to which such company or companies agree(s) to grant the releases to the Composite Restructuring Released Parties, such releases to become effective on the Relevant Effective Date;

“Scheme Claims” means any claim or claims in respect of any Liability of the Company to a Senior Unsecured Scheme Creditor arising directly or indirectly in relation to, or arising out of or in connection with, the Existing Senior Unsecured Notes Indenture, including (without limitation) claim or claims in relation to any Liability of the Company in respect of loss or damage suffered or incurred, whether directly or indirectly, as a result of or in connection with such Liability (including, for the avoidance of doubt, any interest accruing

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on, or accretions arising in respect of, such claims), other than those which arise as a result of a failure to comply with the terms of this Senior Unsecured Scheme;

“Scheme Effective Date” means the date on which an office copy of the Court Order has been delivered to the Registrar of Companies for registration in respect of this Senior Unsecured Scheme, which delivery shall be made by the Company following receipt of an office copy of the Court Order as soon as possible after the earlier of:

(a)	the date on which the Chapter 15 Order has been obtained; or

(b)	9:00 a.m. on the fourth Business Day after the date of the Court Order;

“Scheme Website” means http://www.towergate.com/investors.aspx;

“Second SUN New Equity Funding Confirmation Notice” has the meaning given to it in Clause 5.12;

“Second SUN New Equity Funding Date” has the meaning given to it in Clause 5.8.3;

“Second SUN New Equity Funding Notice” has the meaning given to it in Clause 5.8;

“Secured Ad Hoc Committee” means the ad hoc committee of certain Senior Secured Scheme Creditors set up for the purposes of negotiating a financial restructuring with the Group;

“Securities Act” means the U.S. Securities Act of 1933 (as amended);

“Selling Agent” means such person as the Senior Unsecured Holding Period Trustee may (in its sole discretion) appoint for the purposes of selling or otherwise disposing of the remaining Trust Entitlements in accordance with Clause 9.5, which person shall be a reputable institution with relevant experience;

“Senior Secured Holding Period Trustee” has the meaning given to it in the Senior Secured Scheme;

“Senior Secured Scheme” means the scheme of arrangement under Part 26 of the Act proposed by the Company in respect of the Existing Senior Secured Debt;

“Senior Secured Scheme Creditors” means the RCF Lenders, the Existing Senior Secured Notes Common Depositary, the Existing Senior Secured Notes Trustee (solely in their capacities as the beneficiaries of the covenants to repay principal and interest on the Existing Senior Secured Notes pursuant to the Existing Senior Secured Notes Indentures) and the Existing Senior Secured Noteholders;

“Senior Secured Scheme Effective Date” has the meaning given to “Scheme Effective Date” in the Senior Secured Scheme;

“Senior Secured Scheme Explanatory Statement” means the explanatory statement to the Senior Secured Scheme dated on or around 6 March 2015 required to be provided to the Senior Secured Scheme Creditors pursuant to section 897 of the Act;

“Senior Unsecured Holding Period Trustee” means GLAS, or any additional or replacement trustee over the Trust Entitlements at any time that is appointed in accordance with Clause 9.6;

“Senior Unsecured Scheme” means this scheme of arrangement in its present form or with, or subject to, any modification, addition or condition which the Court may think fit to approve or impose, as appropriate;

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“Senior Unsecured Scheme Creditors” means the Existing Senior Unsecured Notes Common Depositary, the Existing Senior Unsecured Notes Trustee (solely in their capacities as the beneficiaries of the covenants to repay principal and interest on the Existing Senior Unsecured Notes pursuant to the Existing Senior Unsecured Notes Indentures) and the Existing Senior Unsecured Noteholders;

“Senior Unsecured Scheme Meeting” means the meeting of the Senior Unsecured Scheme Creditors convened in accordance with the permission of the Court pursuant to section 896 of the Act to consider and, if thought fit, approve this Senior Unsecured Scheme, including any adjournment thereof;

“Senior Unsecured Scheme Party” means the Company, each Senior Unsecured Scheme Creditor and any person that has given an Undertaking;

“Senior Unsecured Scheme Sanction Hearing” means the hearing for the purpose of obtaining the Court Order;

“Senior Unsecured Termination Date” means the earliest of:

(a)	the date on which this Senior Unsecured Scheme is not approved by the requisite majority of the Senior Unsecured Scheme Creditors specified in 899(1) of the Act at the Senior Unsecured Scheme Meeting;

(b)	the date of the termination of the Composite Lock-up Agreement for any reason in accordance with its terms other than by virtue of the Restructuring Effective Date (as defined in the Composite Lock-up Agreement) having occurred;

(c)	the date (the “steps implementation date”) which falls two Business Days after the date on which the Composite Restructuring Steps are commenced pursuant to Clause 6.6, if the Composite Restructuring Steps are not able to be completed by the steps implementation date as a direct or indirect result of any failure of any SUN New Equity Backstop Subscriber to comply with any of the terms of this Senior Unsecured Scheme, the Senior Secured Scheme and/or the SUN New Equity Commitment Letter; and

(d)	the Longstop Date if the Composite Restructuring Effective Date has not occurred on or before such date,

provided that (i) Senior Secured Scheme Creditors holding in aggregate more than 90 per cent. of the aggregate principal amount of the Existing Senior Secured Debt and (ii) the Company can agree on or following the occurrence of a date specified in paragraphs (a) to (c) above (the “relevant date”) to delay the Senior Unsecured Termination Date to any date before the Longstop Date and upon such agreement the Senior Unsecured Termination Date shall be deemed not to have occurred on the relevant date;

“SSC New TopCo Shares” means the 60,000,000 ordinary shares in TopCo representing 16.67 per cent. of the Composite Restructuring TopCo Share Capital that will be issued to the Senior Secured Scheme Creditors pursuant to the terms of the Composite Restructuring;

“SSRI Escrow Account” has the meaning given to that term in the Escrow and Settlement Deed;

“SSRI Escrow Exception Confirmed Amount” has the meaning given to it in the Senior Secured Scheme;

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“SSRI TopCo Shares” means 9,677,419 TopCo Shares, representing 2.69 per cent. of the Composite Restructuring TopCo Share Capital that will be issued pursuant to the terms of the Composite Restructuring;

“SSRI TopCo Shares Backstop Subscribers” means Highbridge Principal Strategies – Mezzanine Partners, L.P., Highbridge Principal Strategies – Institutional Mezzanine Partners, L.P., Highbridge Mezzanine Partners Offshore Investment Master Fund, L.P., Highbridge Principal Strategies – Mezzanine Partners II, L.P., Highbridge Mezzanine Partners – Offshore Investment Master Fund II, L.P., Highbridge Principal Strategies – Institutional Mezzanine Partners II, L.P., and Highbridge Principal Strategies – AP Mezzanine Partners II, L.P. who together have agreed to backstop, amongst other things, the SSRI TopCo Shares pursuant to the SUN New Equity Commitment Letter;

“SSRI TopCo Shares Subscriber” means a Senior Secured Scheme Creditor that wishes to subscribe for, or elect for Nominated Participant(s) to subscribe for, SSRI TopCo Shares on the Composite Restructuring Effective Date;

“SSSNs Escrow Account” has the meaning given to that term in the Escrow and Settlement Deed;

“SSSNs Escrow Exception Confirmed Amount” has the meaning given to it in the Senior Secured Scheme;

“Subscription and Transfer Deed” means a subscription and transfer deed between, amongst others, the Company (acting by the Administrators) as the seller, the Administrators and the trustee in respect of the TIL Deferred Share Trust as the purchaser in relation to the TIL Deferred Shares;

“Subscription Deadline” means 10:00 a.m. on 20 March 2015;

“Subsidiary” has the same meaning as in section 1159 of the Act;

“SUN New Equity” means:

(a)	the B Preference Shares; and

(b)	the SUN New TopCo Shares;

“SUN New Equity Backstop Subscribers” means Highbridge Principal Strategies – Mezzanine Partners, L.P., Highbridge Principal Strategies – Institutional Mezzanine Partners, L.P., Highbridge Mezzanine Partners Offshore Investment Master Fund, L.P., Highbridge Principal Strategies – Mezzanine Partners II, L.P., Highbridge Mezzanine Partners – Offshore Investment Master Fund II, L.P., Highbridge Principal Strategies – Institutional Mezzanine Partners II, L.P., and Highbridge Principal Strategies – AP Mezzanine Partners II, L.P. who together have agreed to backstop the issuance of the SUN New Equity on the basis set out in Appendix 2 to this Senior Unsecured Scheme;

“SUN New Equity Commitment Letter” means the equity commitment letter addressed to TIL from Highbridge Principal Strategies, LLC, KKR Credit Advisors (US) LLC, and Sankaty Advisors, LLC dated 6 February 2015;

“SUN New Equity Entitlement” means the aggregate entitlement of each Senior Unsecured Scheme Creditor to subscribe for the SUN New Equity, as calculated pursuant to Appendix 2 to this Senior Unsecured Scheme;

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“SUN New Equity Escrow Account” means the “SUN Equity Subscription Escrow Account”, as described in the Escrow and Settlement Deed;

“SUN New Equity Escrow Exception Confirmed Amount” has the meaning given to it in Clause 5.6;

“SUN New Equity Funding Confirmation Notice” has the meaning given to it in Clause 5.6;

“SUN New Equity Funding Date” has the meaning given to it in Clause 5.2.2;

“SUN New Equity Funding Details Notice” has the meaning given to it in Clause 5.4;

“SUN New Equity Funding Notice” has the meaning given to it in Clause 5.2;

“SUN New Equity Funding Shortfall Amount” has the meaning given to it in Clause 5.7;

“SUN New Equity Issue” means the allotment and issuance of the SUN New TopCo Shares, the B Preference Shares and the Penny Warrants;

“SUN New Equity Subscriber” has the meaning given to it in Clause 4.4;

“SUN New Equity Subscription Commitment” has the meaning given to it in Clause 4.4;

“SUN New Equity Sufficient Funds” has the meaning given to it in Clause 5.13;

“SUN New Equity Take-up Proceeds” means the amount of £250,000,000 payable by certain of the Senior Unsecured Scheme Creditors in respect of the take-up in part of the SUN New Equity Entitlements;

“SUN New TopCo Shares” means 90,322,581 TopCo Shares representing 25.09 per cent. of the Composite Restructuring TopCo Share Capital;

“SUN Rights Issue TopCo Shares Proceeds” means the sum of £40,322,581;

“SunCo” means Sentry Holdings Limited, a company incorporated with limited liability in Jersey, whose registered number is 117784 and whose registered office is 22 Grenville Street, St. Helier, Jersey, JE4 8PX;

“SunCo Articles” means the articles of association of SunCo in substantially the form attached at appendix 5 to the Explanatory Statement;

“SunCo Shareholders’ Agreement” means the shareholders’ agreement with respect to SunCo in substantially the form attached at appendix 6 to the Explanatory Statement with such minor or technical amendments as may be agreed by the Company and the Unsecured Ad Hoc Committee;

“TIL” means Towergate Insurance Limited, a company incorporated and registered in England and Wales as a private limited company, whose registered number is 07476462 and whose registered office is Towergate House, Eclipse Park, Sittingbourne Road, Maidstone, Kent, ME14 3EN, United Kingdom;

“TIL Deferred Share Trust” means a trust established in order to hold the TIL Deferred Shares in favour of the Senior Unsecured Scheme Creditors, the trustee of which is expected at the date of this Senior Secured Scheme to be GLAS;

“TIL Deferred Shares” has the meaning given to it in Clause 6.6.12;

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“TIL Existing Shares” means all of the ordinary shares in TIL held by the Company immediately prior to the Composite Restructuring Effective Date and any ordinary share in TIL issued to the Company on the Composite Restructuring Effective Date;

“TIL New Shares” means 3,000 ordinary shares in TIL having a par value of £0.01 each, each issued for £0.10 (comprising £0.01 nominal capital and £0.09 share premium);

“TopCo” means TIG TopCo Limited, a company incorporated and registered in Jersey as a private limited company, whose registered number is 117710 and whose registered office is 47 Esplanade, St Helier, Jersey, JE1 0BD;

“TopCo Articles” means the articles of association of TopCo in substantially the form attached at appendix 7 to the Explanatory Statement, subject to further review and modification in light of regulatory, tax and other relevant considerations;

“TopCo Shareholders’ Agreement” means the shareholders’ agreement in substantially the form attached at appendix 8 to the Explanatory Statement with such minor or technical amendments as may be agreed by the Company, the Secured Ad Hoc Committee and the Unsecured Ad Hoc Committee;

“TopCo Shares” means ordinary shares in TopCo;

“Towergate Holdings II” means Towergate Holdings II Limited, a company incorporated and registered in England and Wales as a private limited company, whose registered number is 07217222 and whose registered office is Towergate House, Eclipse Park, Sittingbourne Road, Maidstone, Kent, ME14 3EN, United Kingdom;

“Trust” has the meaning given to it in Clause 9.2.1;

“Trust Entitlements” has the meaning given to it in Clause 9.4;

“Trust Entitlements Consideration” has the meaning given to it in Clause 9.5;

“Trust Entitlements Consideration Holding Period” has the meaning given to it in Clause 9.5;

“Unadmitted Senior Unsecured Scheme Creditors” has the meaning given to it in Clause 9.4;

“Undertakings” means the Companies Undertaking Deed, the Information Agent Undertaking Deed, the Existing Security Agent Undertaking Deed and the RCF Agent Undertaking Deed;

“Unsecured Ad Hoc Committee” means the ad hoc committee of certain Existing Senior Unsecured Noteholders set up for the purposes of negotiating a financial restructuring with the Group;

“U.S. Bankruptcy Code” means the United States Bankruptcy Code, as amended; and

“U.S. Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or other appropriate forum in a case filed under Chapter 15 of the U.S. Bankruptcy Code.

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2	Interpretation

2.1	In this Senior Unsecured Scheme, with effect from the Scheme Effective Date or such other date as may be necessary to construe this Senior Unsecured Scheme, unless the context otherwise requires or otherwise expressly provides for:

2.1.1	references to “Clauses”, “Appendices” and “Recitals” are references to the Clauses, Appendices and Recitals respectively of this Senior Unsecured Scheme;

2.1.2	references to a “person” include references to an individual, firm, partnership, company, corporation, unincorporated body of persons or any state or state agency;

2.1.3	all references to “£” are references to pounds sterling, the lawful currency of the United Kingdom;

2.1.4	references to a statute or statutory provision include the same as subsequently modified, amended or re-enacted from time to time;

2.1.5	references to a document include the same as subsequently supplemented, amended and/or restated from time to time;

2.1.6	references to a time of the day are, prior to 1.00 a.m. on Sunday 29 March, references to Greenwich Mean Time and, from 1.00 a.m. on Sunday 29 March, references to British Summer Time;

2.1.7	the singular includes the plural and vice versa and words importing one gender shall include all genders;

2.1.8	a reference to settlement by “delivery versus payment” shall not be limited to settlement through clearing systems, but may include prior payment for securities which will be registered in the name of the subscriber on the Composite Restructuring Effective Date and in respect of which a certificate may be delivered on or after the Composite Restructuring Effective Date;

2.1.9	the term “including” means “including, without limitation”; and

2.1.10	headings are for ease of reference only and shall not affect the interpretation of this Senior Unsecured Scheme.

2.2	References to the Company (or any of its Directors or officers) taking any action or executing and/or delivering any document shall, for the purposes of this Senior Unsecured Scheme, include the Company acting through or by its Administrators, as the context may require.

2.3	References to any figures or amounts in this Senior Unsecured Scheme are subject to:

2.3.1	potential modifications or adjustments under Clause 9.11 or otherwise as a result of any rounding or other calculation or allocation procedures;

2.3.2	such minor or technical amendments or any amendments to correct manifest errors as may be agreed by or on behalf the Company and the Unsecured Ad Hoc Committee; and

2.3.3	such other amendments, adjustments or changes (including in respect of their levels or the order of funds flow) as may be agreed by the Company, the Majority Senior Secured Scheme Creditors and the Unsecured Ad Hoc Committee to the

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extent such amendments, adjustments or changes do not, taken as a whole, result in any material adverse effect on any Senior Unsecured Scheme Party without its prior written consent.

2.4	The Senior Unsecured Scheme Parties acknowledge and agree that the Escrow and Settlement Agent shall be entitled to rely on the amounts and the identity of the payees notified to the Escrow and Settlement Agent by the Information Agent pursuant to the Escrow and Settlement Deed as the amounts which are required to be paid to the relevant persons for the purposes of this Senior Unsecured Scheme and the Composite Restructuring.

3	Composite Restructuring Effective Date

3.1	This Senior Unsecured Scheme shall take effect on and from the Scheme Effective Date and by its terms shall approve the Composite Restructuring.

3.2	Upon the occurrence of the Composite Restructuring Conditions Satisfaction Time, the arrangement effected by the Composite Restructuring shall apply to all Scheme Claims and shall be binding on all Senior Unsecured Scheme Creditors, the Company, each person that has undertaken to be bound by the terms of this Senior Unsecured Scheme and their respective successors and assigns.

3.3	The Senior Unsecured Scheme Creditors who from time to time are beneficially interested in the share capital of SunCo shall procure that, on or before the Composite Restructuring Effective Date SunCo enters into the Companies Undertaking Deed and undertakes all other actions to be performed by it in connection with the Composite Restructuring and otherwise pursuant to or as contemplated by this Senior Unsecured Scheme and the Companies Undertaking Deed.

3.4	Each Senior Unsecured Scheme Creditor acknowledges that, by operation of the Composite Restructuring, it (or its Nominated Participant(s) and/or its Nominated Recipient(s), as applicable) shall become a shareholder of SunCo and/or TopCo (as applicable) (provided that such Senior Unsecured Scheme Creditor, Nominated Participant(s) and/or Nominated Recipient(s) provide the relevant KYC Information to the Information Agent) in accordance with this Senior Unsecured Scheme.

4	SUN New Equity

4.1	Subject to the other provisions of this Senior Unsecured Scheme, each Senior Unsecured Scheme Creditor may only subscribe for SUN New Equity on the Composite Restructuring Effective Date in accordance with the provisions of this Clause 4.

4.2	A Senior Unsecured Scheme Creditor may only subscribe for SUN New Equity if it has duly elected to do so by validly executing and delivering an Account Holder Deed, together with its KYC Information, to the Information Agent before the Subscription Deadline.

4.3	A Senior Unsecured Scheme Creditor may elect for Nominated Participant(s) to subscribe for its SUN New Equity provided that:

4.3.1	such Senior Unsecured Scheme Creditor has validly executed and delivered an Account Holder Deed to the Information Agent prior to the Subscription Deadline and provided the relevant confirmations with regard to its Nominated Participant(s); and

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4.3.2	such Nominated Participant(s) is an Eligible Person.

4.4	A Senior Unsecured Scheme Creditor that wishes to subscribe for, or elect for Nominated Participant(s) to subscribe for, SUN New Equity on the Composite Restructuring Effective Date (a “SUN New Equity Subscriber”) must specify in its Account Holder Deed (i) the amount of SUN New Equity for which it irrevocably agrees to subscribe (up to its SUN New Equity Entitlement) (its “SUN New Equity Subscription Commitment”) and (ii) whether it elects to procure that its Nominated Participant(s) subscribe for any SUN New Equity (to which it is entitled to subscribe under its SUN New Equity Entitlement) and, if so, the SUN New Equity Subscription Commitment for which it elects for its Nominated Participant(s) to irrevocably agree to subscribe. The aggregate SUN New Equity Subscription Commitment specified by a Senior Unsecured Scheme Creditor for itself and/or for any Nominated Participant(s) may not be more than the SUN New Equity Entitlement of that Senior Unsecured Scheme Creditor and to the extent the amount specified is greater than its SUN New Equity Entitlement, that amount shall be reduced (for the purposes of any relevant calculation hereunder) to the SUN New Equity Entitlement of that Senior Unsecured Scheme Creditor (and the specified allocation between the relevant Senior Unsecured Scheme Creditor and its Nominated Participant(s) shall be reduced pro rata).

4.5	By exercising the election(s) referred to in Clause 4.4, each Senior Unsecured Scheme Creditor (and its Nominated Participant(s)) agrees:

4.5.1	that returning a completed and validly executed and delivered Account Holder Deed containing the information detailed in Clause 4.4 offers no assurance that it (or its Nominated Participant(s)) will be allocated its SUN New Equity Subscription Commitment if all relevant KYC Information is not also provided to the Information Agent prior to the Subscription Deadline;

4.5.2	that its rights and obligations in connection with the SUN New Equity, including the amount of its SUN New Equity Subscription Commitment shall be determined in accordance with the terms of this Senior Unsecured Scheme; and

4.5.3	that it shall be bound by and shall be obligated to perform its obligations and Liabilities as a subscriber for its SUN New Equity Subscription Commitment.

5	Calculation and notification of entitlements, funding of Required SUN New Equity Funding Amount and other backstop commitments described in the Senior Secured Scheme

First calculation and notification of entitlements/commitments and funding thereof

5.1	On the Subscription Deadline, the Information Agent (in consultation with the Company and the Majority Senior Unsecured Scheme Creditors) shall, acting reasonably and in good faith, calculate the SUN New Equity Subscription Commitment of each SUN New Equity Subscriber.

5.2	As soon as reasonably practicable following the finalisation of the calculations referred to in Clause 5.1, and, in any event on the date of the Subscription Deadline, the Information Agent shall, through the Clearing Systems and/or the account and notice details specified in the validly completed and executed Account Holder Deeds deliver a notice to each SUN New Equity Subscriber (and each of their Nominated Participant(s)) (if any and, in each case, as applicable) (the “SUN New Equity Funding Notice”) to:

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5.2.1	notify it of its SUN New Equity Subscription Commitment; and

5.2.2	except as provided in Clause 5.3, require it to deposit in cleared funds into the SUN New Equity Escrow Account (the account details in respect of which shall be notified to SUN New Equity Subscribers in accordance with Clause 5.4) the amount of its SUN New Equity Subscription Commitment within seven (7) Business Days of (and including) the date of the Subscription Deadline (the last such Business Day being the “SUN New Equity Funding Date”).

5.3	Any Regulated SUN New Equity Subscriber shall confirm in writing to the Escrow and Settlement Agent and the Information Agent prior to the Subscription Deadline (the “Regulated SUN New Equity Subscriber Certificate”) that it is prohibited by applicable law, contract or regulation from depositing such funds with the Escrow and Settlement Agent and that it will purchase the SUN New Equity on a “delivery versus payment” basis on the Composite Restructuring Effective Date, and such Regulated SUN New Equity Subscriber shall not be required to deposit funds in escrow in the SUN New Equity Escrow Account on the SUN New Equity Funding Date and will instead purchase the SUN New Equity on a “delivery versus payment” basis on the Composite Restructuring Effective Date pursuant to alternative instructions delivered by the Escrow and Settlement Agent (in its capacity as settlement agent), in accordance with Clause 5.4.

5.4	As soon as reasonably practicable following the date of the SUN New Equity Funding Notice, but in any event no later than 5:00 p.m. on the fourth Business Day after the Subscription Deadline, the Information Agent shall, through the Clearing Systems and/or the account and notice details specified in the validly completed and executed Account Holder Deeds, deliver a notice to each SUN New Equity Subscriber (and each of their Nominated Participant(s)) (if any and, in each case, as applicable) that has provided the relevant KYC Information to the Information Agent to notify it of the details of the SUN New Equity Escrow Account or directions for receiving alternative settlement instructions if the Information Agent has received a SUN New Equity Subscriber Certificate from that SUN New Equity Subscriber (the “SUN New Equity Funding Details Notice”).

5.5	On or before 12:00 noon on the SUN New Equity Funding Date, each SUN New Equity Subscriber (other than a Regulated SUN New Equity Subscriber) to whom the Information Agent has delivered a SUN New Equity Funding Details Notice shall deposit the amounts specified in its SUN New Equity Funding Notice into the SUN New Equity Escrow Account.

5.6	On the SUN New Equity Funding Date (but no later than 5:00 p.m. on such date), the Escrow and Settlement Agent shall notify TopCo, SunCo, the Company and the Information Agent of the aggregate amount of (i) the balance (in cleared funds) in the SUN New Equity Escrow Account and (ii) all amounts (the “SUN New Equity Escrow Exception Confirmed Amount”) that each Regulated SUN New Equity Subscriber has confirmed will be paid to the Escrow and Settlement Agent on the Composite Restructuring Effective Date pursuant to its Regulated SUN New Equity Subscriber Certificate, as applicable (the “SUN New Equity Funding Confirmation Notice”).

Second calculation and notification of commitments in the event of a SUN New Equity Funding Shortfall Amount and funding thereof

5.7	Clauses 5.7 to 5.14 of this Senior Unsecured Scheme shall apply only if the SUN New Equity Funding Confirmation Notice delivered by the Escrow and Settlement Agent pursuant to Clause 5.6 confirms that the aggregate balance (in cleared funds) deposited into the SUN New Equity Escrow Account and the SUN New Equity Escrow Exception

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Confirmed Amount is less than the Required SUN New Equity Funding Amount, the difference between such amounts being the “SUN New Equity Funding Shortfall Amount”.

5.8	If the SUN New Equity Funding Confirmation Notice delivered pursuant to Clause 5.6 states that there is a SUN New Equity Funding Shortfall Amount, then on the SUN New Equity Funding Date the Information Agent shall, through the account and notice details specified in validly completed and executed Account Holder Deeds, deliver a notice (the “Second SUN New Equity Funding Notice”) to each SUN New Equity Backstop Subscriber, notifying each such person of:

5.8.1	the SUN New Equity Funding Shortfall Amount;

5.8.2	details of the SUN New Equity Escrow Account or directions for receiving alternative settlement instructions if the Information Agent has received a Regulated SUN New Equity Subscriber Certificate from that SUN New Equity Backstop Subscriber in accordance with Clause 5.3; and

5.8.3	the amounts to be deposited by each SUN New Equity Backstop Subscriber in cleared funds into the SUN New Equity Escrow Account or otherwise in respect of which a confirmation should be provided in accordance with Clause 5.11 by a SUN New Equity Backstop Subscriber that is a Regulated SUN New Equity Subscriber in each case by no later than 4:00 p.m. on the date that is two (2) Business Days after the date of such notice (such second Business Day being the “Second SUN New Equity Funding Date”) in accordance with the terms of the SUN New Equity Commitment Letter, which shall, in the absence of manifest error, be binding on all recipients.

5.9	Any failure by a SUN New Equity Subscriber that is not a SUN New Equity Backstop Subscriber to comply with its obligation under Clause 5.5 shall result in such SUN New Equity Subscriber ceasing to be a SUN New Equity Subscriber and its SUN New Equity Subscription Commitment shall be zero, without prejudice to the terms of any undertakings as between the Senior Unsecured Scheme Creditors.

5.10	Any failure by a SUN New Equity Subscriber that is a Regulated SUN New Equity Subscriber to settle its subscription for SUN New Equity on a “delivery versus payment” basis in accordance with Clause 5.3 shall result in such SUN New Equity Subscriber ceasing to be a SUN New Equity Subscriber and its SUN New Equity Subscription Commitment shall be zero, without prejudice to the terms of any undertakings as between the Senior Unsecured Scheme Creditors.

5.11	On or before 4:00 p.m. on the Second SUN New Equity Funding Date, each SUN New Equity Backstop Subscriber shall deposit the additional amount required to be funded by it (if any) as set out in the Second SUN New Equity Funding Notice into the SUN New Equity Escrow Account (if it is not a Regulated SUN New Equity Subscriber) or otherwise confirm in writing to the Escrow and Settlement Agent and the Information Agent its obligation to subscribe for SUN New Equity in accordance with Clause 5.6 (if it is a Regulated SUN New Equity Subscriber).

5.12	On the Second SUN New Equity Funding Date, the Escrow and Settlement Agent shall notify the Company and the Information Agent of the aggregate amount of (i) the balance (in cleared funds) in the SUN New Equity Escrow Account and (ii) the SUN New Equity Escrow Exception Confirmed Amount (which shall include all amounts confirmed to be

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purchased by Regulated SUN New Equity Subscribers in accordance with Clause 5.11) (the “Second SUN New Equity Funding Confirmation Notice”).

5.13	If the Second SUN New Equity Funding Confirmation Notice confirms that the aggregate amount of (i) the balance (in cleared funds) deposited into the SUN New Equity Escrow Account and (ii) the SUN New Equity Escrow Exception Confirmed Amount (which shall include all amounts confirmed to be purchased by a Regulated SUN New Equity Subscriber in accordance with Clause 5.11) is equal to the Required SUN New Equity Funding Amount (“SUN New Equity Sufficient Funds”), the Company shall (through the Information Agent) notify the Senior Unsecured Scheme Creditors of the same.

5.14	If the Second SUN New Equity Funding Confirmation Notice does not confirm SUN New Equity Sufficient Funds, the provisions of paragraph 1 of the SUN New Equity Commitment Letter shall be enforced by TIL.

5.15	In the event of any failure by a SUN New Equity Subscriber that is a Regulated SUN New Equity Subscriber to subscribe for the SUN New Equity on a “delivery versus payment” basis on the Composite Restructuring Effective Date in accordance with Clause 5.3, the provisions of paragraph 1 of the SUN New Equity Commitment Letter shall be enforced by TIL.

5.16	In the event of any failure by a SSRI TopCo Shares Backstop Subscriber to fund the subscription for any SSRI TopCo Shares in accordance with the terms of the Senior Secured Scheme, the provisions of paragraph 1 of the SUN New Equity Commitment Letter shall be enforced by TIL.

5.17	In the event of any failure by a New SSSNs Backstop Subscriber to fund the subscription for any New SSSNs in accordance with the terms of the Senior Secured Scheme, the provisions of Section 2.4 (Defaulting Purchasers) of the New SSSNs Subscription Agreement shall be enforced by FinCo.

6	Composite Restructuring Steps

Effectiveness

6.1	This Clause 6, Clause 7 and Clause 8 shall apply with effect from the Scheme Effective Date unless the Senior Unsecured Termination Date occurs. If the Senior Unsecured Termination Date occurs, this Clause 6, Clause 7 and Clause 8 shall cease to be effective.

6.2	Pursuant to the Undertakings, SunCo, TopCo, MidCo, FinCo, TIL, the Information Agent, the RCF Agent and the Existing Security Agent have severally agreed to be bound by and comply with (i) the obligations expressed to apply to them under this Senior Unsecured Scheme and the Composite Restructuring Documents to which they are expressed to be a party, and (ii) their respective undertakings.

Step 1 – Execution of the Composite Restructuring Documents

6.3	As soon as practicable after the Scheme Effective Date, the Company, each Senior Unsecured Scheme Creditor, the Existing Security Agent, the New Notes Trustee, the New Security Agent and all other relevant parties shall execute the Composite Restructuring Documents to which they are a party, to the extent that any Composite Restructuring Document has not been fully executed before the Scheme Effective Date (which shall be held in escrow by the Company and shall not be released or effective until the Composite Restructuring Effective Date) unless agreed otherwise by the Majority Senior Unsecured

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Scheme Creditors and the Company and (where applicable) the New Notes Trustee or the New Security Agent.

Step 2 – Actions on the Composite Restructuring Effective Date

6.4	As soon as practicable following the Composite Restructuring Conditions Satisfaction Time, the Company (through the Information Agent) shall deliver a notice to the Senior Unsecured Scheme Creditors confirming that all Composite Restructuring Conditions have been satisfied or waived in accordance with Clause 9.23.

6.5	Each Senior Unsecured Scheme Party hereby agrees that:

6.5.1	the Composite Restructuring Steps shall be completed in the order set out in Clause 6.6;

6.5.2	each Composite Restructuring Step shall be completed as soon as reasonably practicable following the completion of the previous Composite Restructuring Step; and

6.5.3	in the event that any Composite Restructuring Step (a “Relevant Composite Restructuring Step”) is not completed on the Business Day on which the Composite Restructuring Steps are commenced pursuant to Clause 6.6, then:

(i)	the process of the closing of the Composite Restructuring shall be halted until the date on which the Relevant Composite Restructuring Step and all remaining Composite Restructuring Steps can be completed (on which date all such Composite Restructuring Steps shall be completed) provided that such date is before the Senior Unsecured Termination Date;

(ii)	to the greatest extent permitted by law, any Composite Restructuring Steps completed before the Relevant Composite Restructuring Step shall be deemed to have occurred on the Composite Restructuring Effective Date;

(iii)	no Senior Unsecured Scheme Party shall be permitted to raise any objection for the purposes of this Senior Unsecured Scheme in connection with the fact that a Composite Restructuring Step has not been completed on the Composite Restructuring Effective Date by reason of the operation of the provisions of this Clause 6.5.3; and

(iv)	in the event that any Composite Restructuring Step completed before the Relevant Composite Restructuring Step cannot be treated as having occurred on a subsequent date under the provisions of this Clause 6.5.3, then the fact of its occurrence on a date prior to the Composite Restructuring Effective Date shall not prevent it being regarded for the purposes of this Senior Unsecured Scheme as having occurred on the Composite Restructuring Effective Date.

6.6	As soon as reasonably practicable following the delivery by the Company of the notice referred to in Clause 6.4, subject to the other provisions of this Senior Unsecured Scheme, the following steps shall occur:

6.6.1	the Intercompany Loan Rationalisation Agreement shall become effective and the transactions contemplated therein shall occur and the Senior Unsecured Scheme Parties hereby irrevocably consent to all such transactions;

6.6.2	TopCo shall adopt the TopCo Articles;

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6.6.3	pursuant to the Senior Secured Scheme, the Senior Secured Scheme Creditors that are RCF Lenders (and which were confirmed by the Information Agent and/or the RCF Agent at the date of the Senior Secured Scheme Explanatory Statement to constitute in aggregate more than 66.667 per cent. of the “Total Commitments” (as defined in the RCF) and therefore constitute the “Majority Senior Creditors” and an “Instructing Group”, each as defined in clause 1.1 (Definitions) of the Existing Intercreditor Agreement) and the RCF Agent provide the directions and instructions set out in and pursuant to the Acceleration and Enforcement Letter and the instructions and direction set out therein shall become effective and unconditional (and the Senior Unsecured Scheme Parties hereby irrevocably consent to all such transactions and directions);

6.6.4	the Prospective Administrators and the Existing Security Agent shall swear or execute (as appropriate) the Administration Appointment Documents;

6.6.5	the Administration Appointment Documents shall be filed at Court by the Prospective Administrators and the Administrators shall be appointed;

6.6.6	the Administrators shall execute the Subscription and Transfer Deed;

6.6.7	TIL shall issue the TIL New Shares to FinCo in consideration of a subscription amount of £300 payable by FinCo to TIL;

6.6.8	pursuant to the SUN New Equity Issue:

(i)	SunCo shall allot and issue the B Preference Shares (with attached Penny Warrants), and the SUN New Equity Subscribers (and the SUN New Equity Backstop Subscribers to the extent required) shall subscribe for the B Preference Shares (with attached Penny Warrants);

(ii)	TopCo shall allot and issue the SUN New TopCo Shares, and the SUN New Equity Subscribers (and the SUN New Equity Backstop Subscribers to the extent required) shall subscribe for the SUN New TopCo Shares; and

(iii)	the Escrow and Settlement Agent shall pay to TIL the SUN Rights Issue TopCo Shares Proceeds, at the direction of SunCo, TopCo, MidCo and FinCo and the SUN Rights Issue TopCo Shares Proceeds shall be deemed to have been paid in turn by TopCo to MidCo (as equity), from MidCo to FinCo (as equity) and from FinCo to TIL (by way of intercompany loan) pursuant to the terms of the Escrow and Settlement Deed;

6.6.9	SunCo shall issue the A Shares to the Senior Unsecured Scheme Creditors, their Nominated Recipients or the Senior Unsecured Holding Period Trustee (as appropriate);

6.6.10	TopCo shall issue 200,000,000 TopCo Shares to SunCo in consideration for the payment from SunCo to TopCo of the sum of £200,000,000, which transfer shall be acknowledged by the Escrow and Settlement Agent on behalf of TopCo and such funds shall be retained in the SUN New Equity Escrow Account;

6.6.11	the Company (in administration) shall pass a shareholder resolution of TIL to convert all TIL Existing Shares into deferred shares that rank behind the TIL New Shares in ranking of repayment and have the right to a dividend at a fixed rate of 0.000001 per cent. per annum and no voting rights (except certain class rights) (the “TIL Deferred Shares”) in consideration of which:

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(i)	FinCo shall deliver the New Senior Secured Notes to the Escrow and Settlement Agent for distribution to the Senior Secured Scheme Creditors or the Senior Secured Holding Period Trustee (as appropriate), as described in the Senior Secured Scheme;

(ii)	TopCo shall issue the SSC New TopCo Shares to the Senior Secured Scheme Creditors or the Senior Secured Holding Period Trustee (as appropriate), as described in the Senior Secured Scheme; and

(iii)	the Escrow and Settlement Agent shall pay in cash the SUN New Equity Take-up Proceeds to the Senior Secured Scheme Creditors, as described in the Senior Secured Scheme;

6.6.12	the Administrators shall dispose of the TIL Deferred Shares to the TIL Deferred Share Trust in consideration of £100 paid to the Company (in administration) such that in conjunction with the issuance of the TIL New Shares to FinCo detailed in Clause 6.6.7, the Existing Security Agent pursuant to clause 13.2(a) (Distressed Disposals) of the Existing Intercreditor Agreement, shall be authorised to and shall release the Existing Intra Group Lender and Subordinated Creditor Liabilities, the Existing Other Liabilities, the Existing Transaction Security and the Guarantee Liabilities (as applicable) pursuant to the Composite Deed of Release;

6.6.13	pursuant to the Senior Secured Rights Issue, TopCo shall allot and issue the SSRI TopCo Shares and the SSRI TopCo Shares Subscribers (and the SSRI TopCo Shares Backstop Subscribers to the extent required) shall subscribe for the SSRI TopCo Shares;

6.6.14	the Escrow and Settlement Agent shall pay the Required SSRI Funding Amount to TIL, at the direction of TopCo, MidCo and FinCo, thereby satisfying the obligations of the SSRI TopCo Shares Subscribers (and the SSRI TopCo Shares Backstop Subscribers to the extent required) and the Required SSRI Funding Amount shall be deemed to have been paid in turn by TopCo to MidCo (as equity), from MidCo to FinCo (as equity) and from FinCo to TIL (by way of intercompany loan) pursuant to the terms of the Escrow and Settlement Deed;

6.6.15	FinCo shall issue the New SSSNs to the New SSSNs Subscribers (and the New SSSNs Backstop Subscribers to the extent required);

6.6.16	the Escrow and the Settlement Agent shall pay the Excess Required SSSNs Funding Amount to TIL, at the direction of FinCo, thereby satisfying the obligations of the New SSSNs Subscribers (and the New SSSNs Backstop Subscribers to the extent required) and the Excess Required SSSNs Funding Amount shall be deemed to have been paid in turn by FinCo to TIL by way of intercompany loan pursuant to the terms of the Escrow and Settlement Deed;

6.6.17	the Escrow and Settlement Agent shall pay in cash all accrued interest in respect of the Existing Senior Secured Debt up to (and including) the Composite Restructuring Effective Date in excess of £20,020,000 (such amount being the “Excess Accrued Interest Amount”) from the Accrued Interest Account as follows:

(i)	the Escrow and Settlement Agent shall pay the RCF Excess Accrued Interest Amount to the RCF Agent for distribution to the Senior Secured Scheme Creditors that are RCF Lenders;

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(ii)	the Escrow and Settlement Agent shall pay the Existing FRNs Excess Accrued Interest Amount to the Senior Secured Scheme Creditors that are Existing FRN Holders;

(iii)	the Escrow and Settlement Agent shall pay the Existing SSNs Excess Accrued Interest Amount to the Senior Secured Scheme Creditors that are Existing SSN Holders;

(iv)	to the extent that the Accrued Interest Amount held in the Accrued Interest Account is not sufficient to discharge in full all the accrued interest in respect of the Existing Senior Secured Debt up to the Composite Restructuring Effective Date:

(a)	the Escrow and Settlement Agent shall pay the amounts in the Accrued Interest Account to the RCF Agent and the Senior Secured Scheme Creditors (for application in accordance with paragraphs (i), (ii) and (iii) above) in such proportions as instructed by the Information Agent (which shall be set pro rata to their accrued and unpaid interest); and

(b)	TIL shall pay in full any such shortfall to the RCF Agent and the Escrow and Settlement Agent (for distribution to the Senior Secured Scheme Creditors (in accordance with paragraphs (i), (ii) and (iii) above)); and

(v)	to the extent that the Accrued Interest Amount held in the Accrued Interest Account is greater than the amount required to discharge in full all the accrued interest in respect of the Existing Senior Secured Debt up to the Composite Restructuring Effective Date, the Escrow and Settlement Agent shall pay any surplus to TIL as instructed by TIL;

6.6.18	the Escrow and Settlement Agent shall pay the relevant proportion of the Restructuring Costs Amount to each Adviser, members of the Secured Ad Hoc Committee, members of the Unsecured Ad Hoc Committee, the RCF Agent, the Existing Security Agent, the Existing Senior Secured Notes Trustee, the Prospective Administrators and the Administrators, the New Notes Trustee, the New Security Agent and the Escrow and Settlement Agent (as applicable), without establishing any obligation to pay such costs as an expense or in priority to other creditors (to the extent possible under applicable law);

6.6.19	the Escrow and Settlement Agent shall pay the Bridge Loan Repayment Amount to Elavon Financial Services Limited (as agent under the Bridge Facility Agreement), at the direction of TIL; and

6.6.20	the initial TopCo Shares which are held by the nominee and the initial shares in SunCo which are held by members of the Unsecured Ad Hoc Committee shall be redeemed by TopCo and SunCo respectively.

7	Grant of authority in favour of the Company to execute the Composite Restructuring Documents

7.1	The Senior Unsecured Scheme Creditors and, pursuant to an Account Holder Deed and its incorporation into this Senior Unsecured Scheme, their respective Nominated Participant(s) and/or Nominated Recipient(s) (other than in a Senior Unsecured Scheme

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Creditor’s and/or Nominated Participant’s capacity as a SUN New Equity Backstop Subscriber) hereby irrevocably authorise the Company as their agent and attorney (acting by their respective directors or other duly appointed representatives):

7.1.1	on and from the Scheme Effective Date, to enter into, execute and, on and from the Composite Restructuring Effective Date and in the order contemplated by Clause 6.6, to release from escrow and deliver as a deed (as applicable), on behalf of each Senior Unsecured Scheme Creditor, the Composite Restructuring Documents and such other documents as are required to implement the Composite Restructuring;

7.1.2	on the Composite Restructuring Effective Date, to deliver a written instruction to the Clearing Systems to:

(i)	debit from that Senior Unsecured Scheme Creditor’s custody account (or its Account Holder’s custody account) all Book Entry Interests in relation to the Existing Senior Unsecured Notes held by it; and

(ii)	following the debit in accordance with paragraph (i) above, authorise the cancellation of all Book Entry Interests held by it in relation to the Existing Senior Unsecured Notes;

7.1.3	to issue a confirmation to the Existing Senior Unsecured Notes Common Depositary that the Existing Senior Unsecured Notes Common Depositary should cancel the Existing Senior Unsecured Notes on its receipt of corresponding instructions to that effect from the Clearing Systems; and

7.1.4	to agree on their behalf any amendments to the Composite Restructuring Documents which the Company and (if applicable) the other person(s) to be party to the relevant Composite Restructuring Document may deem (acting reasonably and in good faith) necessary or desirable in order to ensure that:

(i)	they reflect the terms of this Senior Unsecured Scheme and the transactions intended to be entered into in order to effect the Composite Restructuring;

(ii)	the information and categories of information contained, or referred to, in any formula, schedule, annexe or similar, signature blocks, parties provisions, notice details or blank in any Composite Restructuring Document reflect the relevant information and categories of information as of the applicable date;

(iii)	the Composite Restructuring Documents may be duly executed and delivered; and/or

(iv)	the Composite Restructuring Documents are legal, valid, binding and enforceable upon the parties to them in accordance with this Senior Unsecured Scheme.

7.2	Each of TopCo, MidCo, FinCo, SunCo and the Company undertake to (and the Company shall procure that each of its Subsidiaries shall) take all steps and execute all such documents as are required to give effect to the Composite Restructuring, including the Composite Restructuring Documents and the documentary conditions precedent to them.

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7.3	Once a Composite Restructuring Document has been executed and become effective it may only be amended in accordance with its terms and the authority granted by each Senior Unsecured Scheme Creditor to the Company under this Clause 7 shall expire in respect of that Composite Restructuring Document.

8	Releases in connection with the Composite Restructuring

8.1	With effect from the Composite Restructuring Effective Date all of the rights, title and interest of each Senior Unsecured Scheme Creditor to its Scheme Claims shall be released and discharged fully and absolutely by operation of this Senior Unsecured Scheme as consideration for the A Shares Entitlements and the right to subscribe for the SUN New Equity under the terms of this Senior Unsecured Scheme and the Composite Restructuring Documents and without any action on the part of that Senior Unsecured Scheme Creditor, in each case so as to bind that Senior Unsecured Scheme Creditor.

8.2	The Company shall be authorised irrevocably to take whatever action is necessary to ensure that the books and records of the Clearing Systems reflect the preceding paragraphs above, including without limitation:

8.2.1	instructing the Clearing Systems to debit the Book Entry Interests relating to the Existing Senior Unsecured Notes from the custody account of each Senior Unsecured Scheme Creditor (or its Account Holder, as applicable);

8.2.2	arranging for the cancellation of the Book Entry Interests in respect of the Existing Senior Unsecured Notes; and

8.2.3	the Company issuing a confirmation to the Existing Senior Unsecured Notes Common Depositary to cancel the Existing Senior Unsecured Notes on its receipt of corresponding instructions to that effect from the Clearing Systems in accordance with the Applicable Procedures.

8.3	With effect on and from the Composite Restructuring Effective Date:

8.3.1	each Senior Unsecured Scheme Creditor (in its capacity as such), subject to Clause 8.3.2 and to the extent not already done so above in respect of its Existing Senior Unsecured Notes, irrevocably and unconditionally, fully and finally waives and releases and forever discharges any and all actions, proceedings, claims, damages, counterclaims, complaints, liabilities, liens, rights, demands and set-offs, whether present or future, prospective or contingent, whether in this jurisdiction or any other or under any law, of whatsoever nature and howsoever arising, whether in law or in equity, in contract (including but not limited to breaches or non-performances of contract), statute or in tort (including but not limited to negligence and misrepresentation) or any other manner whatsoever, breaches of statutory duty, for contribution, or for interest and/or costs and/or disbursements, whether or not for a fixed or unliquidated amount, whether filed or unfiled, whether asserted or un-asserted, whether or not presently known to the parties or to the law, all of the claims that it ever had, may have or hereafter can, shall or may have arising out of actions, omissions or circumstances on or prior to the Composite Restructuring Effective Date against the Company, Towergate Partnershipco Limited (subject to Towergate Partnershipco Limited executing a Retained Company Deed of Release), Towergate Partnership Limited (subject to Towergate Partnership Limited executing a Retained Company Deed of Release) and all the Subsidiaries of Towergate Partnership Limited (including, for the avoidance of doubt, each

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member of the Group immediately prior to the Composite Restructuring Effective Date) and each of the following (in each case, in its or their capacity as such): (i) the Advisers, (ii) the Prospective Administrators, (iii) the Administrators, (iv) the members of the Secured Ad Hoc Committee, (v) the members of the Unsecured Ad Hoc Committee, (vi) any Director that has executed a Director Deed of Release, (vii) any Former Director that has executed a Director Deed of Release, (viii) the Information Agent, (ix) the Existing Senior Secured Notes Trustee, (x) the Existing Senior Unsecured Notes Trustee, (xi) the New Notes Trustee, (xii) the Existing Security Agent, (xiii) the New Security Agent, (xiv) the Escrow and Settlement Agent (acting in accordance with the terms of the Escrow and Settlement Deed), (xv) the RCF Agent, (xvi) the Senior Secured Holding Period Trustee, (xvii) the Senior Unsecured Holding Period Trustee, (xviii) the Senior Secured Scheme Creditors (acting in accordance with the Senior Secured Scheme), (xix) Crestbridge or (xx) any other Senior Unsecured Scheme Creditor (or Nominated Recipient(s) and/or Nominated Participant(s)) or such Senior Unsecured Scheme Creditor’s Affiliates (each person referred to above in the Clause 8.3.1 a “Composite Restructuring Released Party”, and together the “Composite Restructuring Released Parties”) in relation to or arising out of or in connection with the Existing Senior Unsecured Notes Indenture, the Scheme Claims and/or the negotiation and the implementation of this Senior Unsecured Scheme and the Composite Restructuring;

8.3.2	however Clause 8.3.1 shall not:

(i)	in any way impair or prejudice any rights of any Senior Unsecured Scheme Creditor arising under this Senior Unsecured Scheme or any Composite Restructuring Document (including as a consequence of non-compliance with the terms of this Senior Unsecured Scheme, the Composite Restructuring Documents or in respect of an Allowed Proceeding) or any remedy in respect of any such right; and/or

(ii)	apply to any claim or Liability in respect of fraud or wilful misconduct by any Composite Restructuring Released Party,

and the authority granted under this Clause 8.3 shall be treated, for all purposes whatsoever and without limitation, as having been granted by deed.

9	Provisions applicable to the Composite Restructuring

Undertakings

9.1	Upon the occurrence of the Composite Restructuring Effective Date, each Senior Unsecured Scheme Creditor hereby irrevocably ratifies and confirms everything which SunCo, TopCo, MidCo, FinCo, TIL or the Company, their Affiliates and their respective directors/managers/officers (or equivalent), the Prospective Administrators and the Administrators may lawfully do or cause to be done or purport to do pursuant to the authority conferred by Clauses 7 and 8.

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Release Trust

9.2	Upon the occurrence of the Composite Restructuring Effective Date, the Company hereby declares that:

9.2.1	it holds as trustee each of the releases and undertakings given by the Senior Unsecured Scheme Creditors pursuant to (or in connection with) this Senior Unsecured Scheme in favour of itself and each of the Affiliates, Prospective Administrators, Administrators, the members of the Secured Ad Hoc Committee (in their capacity as such), the members of the Unsecured Ad Hoc Committee (in their capacity as such), any Director that has executed a Director Deed of Release, any Former Director that has executed a Director Deed of Release, the Information Agent, the Existing Senior Secured Notes Trustee, the Existing Senior Unsecured Notes Trustee, the New Notes Trustee, the Existing Security Agent, the New Security Agent, the Escrow and Settlement Agent, the RCF Agent, the Senior Secured Holding Period Trustee, the Senior Unsecured Holding Period Trustee and the Advisers on trust respectively for itself and each of the Affiliates, Prospective Administrators, Administrators, the members of the Secured Ad Hoc Committee (in their capacity as such), the members of the Unsecured Ad Hoc Committee (in their capacity as such), any Director that has executed a Director Deed of Release, any Former Director that has executed a Director Deed of Release, the Information Agent, the Existing Senior Secured Notes Trustee, the Existing Senior Unsecured Notes Trustee, the New Notes Trustee, the Existing Security Agent, the New Security Agent, the Escrow and Settlement Agent, the RCF Agent, the Senior Secured Holding Period Trustee, the Senior Unsecured Holding Period Trustee and the Advisers (as applicable) (the “Trust”); and

9.2.2	it has the power to appoint an additional or replacement trustee over the Trust at any time, subject to any additional or replacement trustee agreeing to be bound by the terms of this Senior Unsecured Scheme.

Senior Unsecured Holding Period Trustee

9.3	The A Shares Entitlements may be withheld from being distributed to a Senior Unsecured Scheme Creditor (or its Nominated Recipient(s)) if the Information Agent does not receive a validly completed Account Holder Deed from that Senior Unsecured Scheme Creditor and all of the information, representations, confirmations and any other documentation (including the relevant KYC Information) required to be provided therein.

9.4	Any A Shares Entitlement withheld pursuant to Clause 9.3 will be delivered to the Senior Unsecured Holding Period Trustee who will hold such A Shares Entitlement on behalf of the relevant Senior Unsecured Scheme Creditors (the “Unadmitted Senior Unsecured Scheme Creditors” and each an “Unadmitted Senior Unsecured Scheme Creditor”) (the “Trust Entitlements”) for the Holding Period, subject to the terms of the Composite Restructuring Documents. A Senior Unsecured Scheme Creditor whose A Shares Entitlement has been issued to the Senior Unsecured Holding Period Trustee under this Clause 9.4 may request the Senior Unsecured Holding Period Trustee in writing to transfer the relevant Trust Entitlements to it (or its Nominated Recipient(s)) provided that it provides a validly completed and executed Account Holder Deed, together with any such information (including the relevant KYC Information), confirmation, representations or undertakings that the Senior Unsecured Holding Period Trustee may request.

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9.5	At the end of the Holding Period, the Senior Unsecured Holding Period Trustee will, as soon as reasonably practicable thereafter, use reasonable endeavours, including by the appointment of a Selling Agent or otherwise, to sell or otherwise dispose of the remaining Trust Entitlements for such consideration as it is able to obtain (after any taxes, withholding, deductions, fees, costs or any other expenses in connection therewith) (such consideration being the “Trust Entitlements Consideration”). The Senior Unsecured Holding Period Trustee shall, for a period of five years (the “Trust Entitlements Consideration Holding Period”), hold the Trust Entitlements Consideration on trust for each Unadmitted Senior Unsecured Scheme Creditor pro rata to the Trust Entitlements Consideration raised from the sale of the relevant Unadmitted Senior Unsecured Scheme Creditor’s Trust Entitlements. A Senior Unsecured Scheme Creditor whose Trust Entitlements have been sold or otherwise disposed of by the Senior Unsecured Holding Period Trustee pursuant to this Clause 9.5 may request the Senior Unsecured Holding Period Trustee in writing to transfer the relevant Trust Entitlements Consideration to it (or its Nominated Recipient) (after deducting any taxes, withholding, deductions, fees, costs, or any other expenses in connection with such Trust Entitlements or Trust Entitlements Consideration) provided that it provides an executed Account Holder Deed, completed as appropriate, together with any relevant information (including any relevant KYC Information), confirmation, representations or undertakings that the Senior Unsecured Holding Period Trustee may request. At the end of the Trust Entitlements Consideration Holding Period, the Senior Unsecured Holding Period Trustee will pay or deliver any remaining Trust Entitlements or Trust Entitlements Consideration to FinCo or any person nominated by FinCo.

9.6	The Senior Unsecured Scheme Parties acknowledge and agree that the Senior Unsecured Holding Period Trustee has the power to appoint an additional or replacement trustee over the Trust Entitlements at any time, subject to any additional or replacement trustee agreeing to be bound by the terms of this Senior Unsecured Scheme.

9.7	Stay of Prohibited Proceedings

9.7.1	Subject to Clause 9.7.2, no Senior Unsecured Scheme Creditor may commence, support any person commencing, or instruct any person to commence or take any Prohibited Proceeding against the Company, any Affiliate, the Prospective Administrators and the Administrators, the members of the Unsecured Ad Hoc Committee (in their capacity as such), an Adviser, any Director that has executed a Director Deed of Release and/or any Former Director that has executed a Director Deed of Release.

9.7.2	A Senior Unsecured Scheme Creditor may commence an Allowed Proceeding against the Company after giving each Senior Unsecured Scheme Creditor 21 days’ written notice of its intention to do so.

9.7.3	Each Senior Unsecured Scheme Creditor will hold on trust for the benefit of the Company any recovery made pursuant to any Prohibited Proceeding in breach of this Clause 9.7 and will turn over any such recovery forthwith upon demand being made by the Company without set-off, counterclaim or deduction. To the extent that the asset comprising the recovery cannot be held on trust by the Senior Unsecured Scheme Creditor, the Senior Unsecured Scheme Creditor shall pay to the Company an amount equal to that recovery immediately upon demand being made by the Company without set-off, counterclaim or deduction, to be held on trust by the Company for the person(s) entitled to it.

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Failure of all Composite Restructuring Steps to occur before the Longstop Date

9.8	If any of the steps set out in Clause 6 do not occur before the Longstop Date or any termination of this Senior Unsecured Scheme in accordance with Clause 9.9 occurs:

9.8.1	Clause 6 shall not apply and, to the extent permitted by law, all Composite Restructuring Steps will not or will be deemed not to have occurred and any actions taken under or pursuant to Clause 6 shall have no valid or binding effect;

9.8.2	to the extent reasonably practicable, any amount paid by a person pursuant to any step in Clause 6 shall be returned to that person (and the Escrow and Settlement Agent are irrevocably instructed to return such amount to that person);

9.8.3	to the extent reasonably practicable and subject to the terms of the Escrow and Settlement Deed, any funds transferred between accounts pursuant to any step in Clause 6 shall be returned to the account from which such funds were transferred (and the Escrow and Settlement Agent is irrevocably instructed to return such funds to the account from which they were transferred); and

9.8.4	despite anything to the contrary in the Escrow and Settlement Deed, any Account Holder Deed or Composite Restructuring Document, any obligation (present, future, actual or contingent) that a Senior Unsecured Scheme Creditor, its Nominated Recipient(s)/Nominated Participant(s), or a SUN New Equity Backstop Subscriber (or any of their Affiliates) may have to make any payment into the SUN New Equity Escrow Account or any other account held with the Escrow and Settlement Agent under this Senior Unsecured Scheme and/or any Account Holder Deed shall cease to apply and no Senior Unsecured Scheme Creditor, Nominated Recipient(s)/Nominated Participant(s) or SUN New Equity Backstop Subscriber (and any of their Affiliates) shall be required to make any payments into the SUN New Equity Escrow Account or any other account held with the Escrow and Settlement Agent in such circumstances.

Termination of this Senior Unsecured Scheme

9.9	The Senior Unsecured Scheme shall terminate and shall be construed as if it had never become effective and the rights and obligations of the Senior Unsecured Scheme Creditors under the Existing Senior Unsecured Notes Indenture shall not be affected and shall remain in full force (and any defaults occurring in connection with the terms of this Senior Unsecured Scheme under the Existing Senior Unsecured Notes Indenture shall be deemed not to have been waived and any grace period that expired during the duration of this Senior Unsecured Scheme shall remain expired following the termination of this Senior Unsecured Scheme) if the Composite Restructuring Effective Date has not occurred by the Longstop Date or if the Senior Unsecured Termination Date occurs.

9.10	Clauses 9.8, 9.9, 9.18 to 9.21, 9.22 and 9.32 shall survive any termination of this Senior Unsecured Scheme.

Fractional entitlements

9.11	Fractions of A Shares, B Preference Shares and SUN New TopCo Shares will not be allotted and will be rounded down to the nearest £1 or share (or nominal value of those shares).

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Assignments or transfers after the Record Date

9.12	Unless expressly provided otherwise herein, all Scheme Claims shall be determined as at the Record Date.

9.13	The Company shall not be under any obligation to recognise any assignment or transfer of Scheme Claims after the Record Date, provided that, where the Company has received from the relevant parties written notice of such assignment or transfer, the Company may in its absolute discretion and subject to such evidence as it may reasonably require, agree to recognise such assignment or transfer, subject to the assignee or transferee agreeing to be bound by the terms of this Senior Unsecured Scheme and to be treated as having been a Senior Unsecured Scheme Creditor for the purposes of this Senior Unsecured Scheme.

Provision of information by Senior Unsecured Scheme Creditors

9.14	An Account Holder Deed submitted by or on behalf of any Senior Unsecured Scheme Creditor and/or its Nominated Recipient(s) and/or its Nominated Participant(s) shall be submitted in accordance with the instructions set out in the relevant Account Holder Deed and this Senior Unsecured Scheme.

9.15	If the Information Agent refuses to accept an Account Holder Deed it shall promptly prepare a written statement of its reasons for doing so and send that statement by electronic mail to the party that provided such Account Holder Deed.

9.16	The Company may disclose the Account Holder Deed and its contents to such persons and Advisers as are necessary to facilitate the consummation of the Composite Restructuring.

9.17	Future insolvency

9.17.1	To the extent that any administrator, receiver or other insolvency official which is appointed in respect of the Company (other than the Prospective Administrators or the Administrators) so agrees, in the event that the Company enters into an insolvency proceeding, administration, reorganisation or liquidation on or before the Composite Restructuring Effective Date, the Company’s obligations under this Senior Unsecured Scheme shall continue to be performed by the Company in an insolvency proceeding, administration reorganisation or liquidation to the fullest extent permitted by law or unless otherwise determined by the Court.

9.17.2	With effect from the Composite Restructuring Effective Date, this Senior Unsecured Scheme shall continue according to its terms to the fullest extent permitted by law or unless otherwise determined by the Court, notwithstanding any administration, reorganisation or liquidation of the Company.

Exclusion of liability

9.18	To the extent permitted by law, no Senior Unsecured Scheme Creditor shall be entitled to challenge the validity of any act done or omitted to be done in good faith by any of the Advisers, the members of the Unsecured Ad Hoc Committee (in their capacity as such), SunCo, TopCo, MidCo, FinCo, TIL, the Administrators, the Prospective Administrators, the Information Agent, the Existing Senior Secured Notes Trustee, the Existing Senior Unsecured Notes Trustee, the New Notes Trustee, the Existing Security Agent, the New Security Agent, the Escrow and Settlement Agent (acting in accordance with the terms of the Escrow and Settlement Deed), the RCF Agent, the Senior Secured Holding Period Trustee, the Senior Unsecured Holding Period Trustee, Crestbridge, the Senior Secured

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Scheme Creditors (solely in respect of any act or omission in accordance with the terms of the Senior Secured Scheme) or the Company (or any of their respective authorised signatories, agents, employees and/or delegates) (the “Excluded Persons”) in connection with its actions or omissions pursuant to the provisions of this Senior Unsecured Scheme or the exercise by any of the Excluded Persons in good faith of any power conferred upon them for the purposes of this Senior Unsecured Scheme if exercised in accordance with the provisions of this Senior Unsecured Scheme.

9.19	To the extent permitted by law, the Company shall not be entitled to challenge the validity of any act done or omitted to be done in good faith by the Excluded Persons in accordance with the provisions of this Senior Unsecured Scheme or the exercise by the Excluded Persons in good faith of any power conferred upon it for the purposes of this Senior Unsecured Scheme if exercised in accordance with the provisions of this Senior Unsecured Scheme.

9.20	No Excluded Person shall be liable for any cost, loss or liability in connection with this Senior Unsecured Scheme unless such loss is attributable to its gross negligence, wilful misconduct, or fraud.

9.21	The Senior Unsecured Scheme Parties agree and acknowledge that any Composite Restructuring Documents or any other deeds, instruments or agreements entered into by the Administrators in connection with this Senior Unsecured Scheme are entered into and signed by the Administrators as agents for and on behalf of the Company and neither the Administrators, their firm, partners, employees, agents, advisers or representatives shall incur any personal liability whatever in respect of any of the obligations undertaken by the Company; or in respect of any failure on the part of the Company to observe, perform or comply with any such obligations; or under or in relation to any associated arrangements or negotiations; or under any document or assurance made pursuant the Composite Restructuring Documents or any other deeds, instruments or agreements entered into in connection with this Senior Unsecured Scheme.

Costs

9.22	Subject to the occurrence of the Composite Restructuring Effective Date and the implementation of the Composite Restructuring Steps, the Company (or, to the extent legally permitted, a member of the Restructured Group) will pay in full all costs, charges, expenses, and disbursements incurred by it in connection with the negotiation, preparation, and implementation of this Senior Unsecured Scheme as and when they arise, including, but not limited to, the costs of holding the Senior Unsecured Scheme Meeting, the costs of obtaining the sanction of the Court and the costs of placing the notices (if any) required by this Senior Unsecured Scheme and the fees of the Unsecured Ad Hoc Committee and the Advisers participating in the negotiation and preparation of the Composite Restructuring Documents without establishing any obligation to pay any such costs as an expense or in priority to other creditors (to the extent possible under applicable law).

Waiver of the Composite Restructuring Conditions

9.23	Any Composite Restructuring Condition may be waived only with the written consent of (i) the Company and (ii) the consent of Senior Unsecured Scheme Creditors holding at least 50.01 per cent. (by value) of the aggregate Scheme Claims.

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Modification

9.24	The Company may, at any hearing to sanction this Senior Unsecured Scheme and to the extent practicable after consultation with the Advisers to the Unsecured Ad Hoc Committee, consent on behalf of all Senior Unsecured Scheme Creditors to any modification of, or addition to, this Senior Unsecured Scheme or to any terms or conditions that the Court may think fit to approve or impose, and which would not directly or indirectly have a material adverse effect on the interests of any Senior Unsecured Scheme Creditor under this Senior Unsecured Scheme.

Chapter 15 Filing

9.25	To the extent it has not already done so prior to the Scheme Effective Date, the Company shall file a petition for recognition of this Senior Unsecured Scheme under Chapter 15 of the U.S. Bankruptcy Code and shall use reasonable endeavours to obtain a Chapter 15 Order, unless:

9.25.1	and until such order is granted or unconditionally denied by the U.S. Bankruptcy Code; or

9.25.2	otherwise agreed between the Majority Senior Unsecured Scheme Creditors and the Company.

Exercise of discretion

9.26	Where, under or pursuant to any provision of this Senior Unsecured Scheme, a matter is to be determined by the Company, it shall be determined by the Board (or, if relevant, the Administrators), in their discretion in such manner as they may consider fair and reasonable and after consultation with the Advisers to the Unsecured Ad Hoc Committee. If any difficulty shall arise in determining any such matter either generally or in any particular case or in ensuring the result described above, it shall be resolved by the Board (or, if relevant, the Administrators), after consultation with the Advisers to the Unsecured Ad Hoc Committee, in such manner as it shall consider to be fair and reasonable and its decision shall, insofar as permitted by law, be final and binding on all concerned.

Performance of obligations on dates other than a Business Day

9.27	If any obligation is to be performed under the terms of this Senior Unsecured Scheme on a date other than a Business Day and is not capable of being performed on such date, the relevant obligation shall be performed on the next Business Day.

Notice

9.28	Any notice or other written communication to be given under or in relation to this Senior Unsecured Scheme shall be given in the English language in writing and shall be deemed to have been duly given if it is delivered by hand, email, (or other electronic means in the case of a Clearing System), Applicable Procedures, posted on the Scheme Website, fax, pre-paid recorded delivery or international courier to the address or email address as set out below (or as may be notified by notice to Senior Unsecured Scheme Creditors from time to time) or in relation to any notice to be given to the Senior Unsecured Scheme Creditors only, through the Clearing Systems to the relevant Account Holders, and marked for the attention of the relevant person as agreed between the parties or as specified in an Account Holder Deed.

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9.29	The addresses for notices are as follows:

9.29.1	in the case of the Company, to Towergate Finance plc, Towergate House, Eclipse Park, Sittingbourne Road, Maidstone, Kent, ME14 3EN, fax number +4420 7398 2264, marked for the attention of Tim Redburn;

9.29.2	in the case of a Senior Unsecured Scheme Creditor to the Information Agent at D.F. King, 85 Gresham Street, London, EC2V 7NQ, United Kingdom, fax number +61 292 85 1490, marked for the attention of Damian Watkin and Katerina Papamichael, email address: towergate@dfkingltd.com; and

9.29.3	in the case of any other person, any address set forth for that person in any agreement entered into in connection with this Senior Unsecured Scheme.

9.30	Any notice or other written communication to be given under this Senior Unsecured Scheme shall be deemed to have been served:

9.30.1	at the time of delivery if delivered personally;

9.30.2	at the time of transmission if sent by email;

9.30.3	at the time of transmission if sent through the Clearing Systems;

9.30.4	two Business Days after the time and date of posting if sent by pre-paid recorded delivery;

9.30.5	three Business Days after the time and date of posting if sent by international courier; or

9.30.6	when the recipient received (or is deemed to receive) the notice or other written communication through access of the Scheme Website.

9.31	The accidental omission to send any notice, written communication or other document in accordance with Clauses 9.28 to 9.30 or the non-receipt of any such notice by any Senior Unsecured Scheme Creditor, shall not affect the provisions of this Senior Unsecured Scheme.

Governing law and jurisdiction

9.32	This Senior Unsecured Scheme and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England and Wales and each of the Senior Unsecured Scheme Creditors hereby agrees that the Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of the Explanatory Statement or any provision of this Senior Unsecured Scheme, or out of any action taken or omitted to be taken under this Senior Unsecured Scheme or in connection with the administration of this Senior Unsecured Scheme and, for such purposes, each of the Senior Unsecured Scheme Creditors irrevocably submits to the jurisdiction of the Court, provided, however, that nothing in this Clause 9.32 shall:

9.32.1	affect the validity of other provisions governing law and jurisdiction as between the Company and any of the Senior Unsecured Scheme Creditors, whether contained in any contract or otherwise; or

9.32.2	prevent the Company, an additional or replacement trustee appointed in respect of the Trust or any of the beneficiaries of the Trust from relying upon the provisions of the Senior Unsecured Scheme in any foreign court or in any foreign Proceedings.

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9.33	Delegation

9.33.1	Each of the Company, SunCo, TopCo, MidCo and FinCo may perform its rights, powers, duties, discretions and/or obligations, through such one or more authorised signatories, acting jointly or severally, as it may appoint from time to time.

9.33.2	Each of the Company, SunCo, TopCo, MidCo and FinCo may also delegate its rights, powers, duties, discretions and/or obligations (including the execution and delivery of any document or instrument) to any person it deems appropriate, in its sole discretion.

9.34	This Senior Unsecured Scheme shall take effect subject to any prohibition or condition imposed by law.

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Appendix 1
A Shares Entitlement

1	Subject to the other provisions of this Senior Unsecured Scheme, the A Shares Entitlement of each Senior Unsecured Scheme Creditor under this Senior Unsecured Scheme shall be determined as set out below.

2	For a Senior Unsecured Scheme Creditor which has subscribed for 25 per cent. or more of its SUN New Equity Entitlement, its “A Shares Entitlement” will be a number of A Shares equal to:

3	For a Senior Unsecured Scheme Creditor which has subscribed for none or less than 25 per cent. of its SUN New Equity Entitlement, its A Shares Entitlement will be a number of A Shares equal to:

4	For the purposes of this Appendix 1:

“Aggregate Senior Unsecured Scheme Creditor Principal Value” means the aggregate of the Principal Values of all the Senior Unsecured Scheme Creditors; and

“Principal Value” means the aggregate principal amount owing to a Senior Unsecured Scheme Creditor in its capacity as such under the Existing Senior Unsecured Notes Indenture as at the Record Date.

5	The A Shares Entitlement of a Senior Unsecured Scheme Creditor shall be allocated among it and its Nominated Recipient(s) in the proportions specified in its Account Holder Deed.

[1]	Please confirm figure.

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Appendix 2
SUN New Equity Entitlement

1	Subject to the other provisions of this Senior Unsecured Scheme, the SUN New Equity Entitlement of each Senior Unsecured Scheme Creditor under this Senior Unsecured Scheme will be determined as set out below.

2	The “SUN New Equity Entitlement” of each Senior Unsecured Scheme Creditor shall equal:

3	For the purposes of this Appendix 2:

“Aggregate Senior Unsecured Scheme Creditor Principal Value” means the aggregate of the Principal Values of all the Senior Unsecured Scheme Creditors;

“B Preference Share Percentage” means the percentage of 290,322,581 that is represented by 200,000,000;

“B Preference Share Pro Rata Entitlement” means, for each Senior Unsecured Scheme Creditor, an amount in pounds sterling representing the B Preference Share Percentage of its SUN New Equity Entitlement; and

“Principal Value” means the aggregate principal amount owing to a Senior Unsecured Scheme Creditor in its capacity as such under the Existing Senior Unsecured Notes Indenture as at the Record Date.

4	Each Senior Unsecured Scheme Creditor will be entitled to subscribe for up to its SUN New Equity Entitlement. The cash amount expressed in pounds sterling which it elects to subscribe for shall be its SUN New Equity Subscription Commitment.

5	Each Senior Unsecured Scheme Creditor will be issued SUN New Equity in an aggregate nominal value equal to its SUN New Equity Subscription Commitment subject to and in accordance with the allocation methodology described below:

5.1.1	if the aggregate SUN New Equity Subscription Commitments are equal to or less than £200,000,000, then:

(i)	all of the SUN New Equity Subscription Commitments will be satisfied in full by issuance of B Preference Shares; and

(ii)	any and all residual B Preference Shares and all SUN New TopCo Shares will be subscribed for by the SUN New Equity Backstop Subscribers;

5.1.2	if the SUN New Equity Subscription Commitments are greater than £200,000,000, then:

(i)	the SUN New Equity Subscription Commitments of any Senior Unsecured Scheme Creditors whose respective SUN New Equity Subscription Commitments are equal to or less than their respective B Preference Share Pro Rata Entitlements will be satisfied in full by the issuance to them of B Preference Shares;

(ii)	the SUN New Equity Subscription Commitments of any Senior Unsecured Scheme Creditors whose respective SUN New Equity Subscription

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Commitments are greater than their respective B Preference Share Pro Rata Entitlements will be satisfied by:

(a)	the issuance to them of B Preference Shares equal to their respective B Preference Share Pro Rata Entitlements;

(b)	the issuance to them of any and all residual B Preference Shares (net of allocations under 5.1.2(i) and 5.1.2(ii)(a)) pro rata to the nominal amounts by which their respective SUN New Equity Subscription Commitments exceed their respective B Preference Share Pro Rata Entitlements; and

(c)	to the extent that their respective SUN New Equity Subscription Commitments have not been exhausted by (a) and (b) above, by the issuance to them of SUN New TopCo Shares (in an aggregate number reflecting the extent to which the SUN New Equity Subscription Commitments are greater than £200,000,000); and

(iii)	any and all residual SUN New TopCo Shares will be subscribed for by the SUN New Equity Backstop Subscribers.

6	The SUN New Equity Subscription Commitment of a Senior Unsecured Scheme Creditor shall be allocated among it and its Nominated Participant(s) in the proportions specified in its Account Holder Deed.

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